As filed with the Securities and Exchange Commission on August 29, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WMIH CORP.

(Exact name of registrant as specified in its charter)

Delaware	91-1653725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8950 Cypress Waters Blvd.

Coppell, Texas 75019

(469) 549-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Villani

Executive Vice President & General Counsel

8950 Cypress Waters Blvd.

Coppell, Texas 75019

(469) 549-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kerry E. Berchem, Esq.

Alice Hsu, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

(212) 872-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.00001 per share	468,243,933(1)	N/A	$714,071,998(2)	$88,902(3)(4)

(1)

Represents shares of our common stock, par value $0.00001 per share (the “Common Stock”) registered for resale by the selling shareholders named in this registration statement issued (i) upon conversion of our 5.00% Series B Convertible Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), including in connection with the payment of a special dividend of 19.04762 shares of Common Stock per share at the time of such conversion, and (ii) in connection with the payment of semi-annual dividends on our Series B Preferred Stock, in shares of Common Stock, at an annual rate of 5.00% of the liquidation preference of $1,000 per share of Series B Preferred Stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such number of shares of Common Stock registered hereby also includes an indeterminate number of additional shares of Common Stock that may be offered and issued in connection with anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.

(2)

Pursuant to Rule 457(c) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to (a) $714,071,998, calculated as the product of (i) 468,243,933 shares of our Common Stock, and (ii) $1.53, the average of the high and low trading prices of our Common Stock on August 28, 2018 (within five business days prior to the date of this registration statement).

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of the shares of our common stock to be registered by 0.0001245.
(4)

Pursuant to Rule 457(p), we are carrying over $74,700 of the registration fee paid and unused in connection with our Registration Statement on Form S-3 (File No. 333-225683) filed on June 15, 2018 and subsequently withdrawn with no shares of our Common Stock sold pursuant thereto. We are allocating $74,700 of this unused fee to pay a portion of the $88,902 registration fee with respect to 468,243,933 shares of our Common Stock that may be offered and sold by the selling shareholders referred to herein, leaving a balance of $14,202 that will be paid in connection with this registration statement.

Prospectus

WMIH Corp.

468,243,933 Shares of Common Stock

This prospectus relates to resales or other dispositions of up to 468,243,933 shares of our common stock, par value $0.00001 per share (the “Common Stock”) that were issued (i) in connection with the consummation of the Merger (as defined below) upon conversion of our 5.00% Series B Convertible Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”), including in connection with the payment of a special dividend of 19.04762 shares of Common Stock per share (the “Special Distribution”) at the time of such conversion, and (ii) in connection with the payment of semi-annual dividends on our Series B Preferred Stock, in shares of Common Stock, at an annual rate of 5.00% of the liquidation preference of $1,000 per share of Series B Preferred Stock (the “Dividend Shares”), in each case by the shareholders identified in the “Selling Shareholders” section of this prospectus.

On July 31, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of February 12, 2018 (the “Merger Agreement”), by and among us, Wand Merger Corporation, a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), and Nationstar Mortgage Holdings Inc., a Delaware corporation (“Nationstar”), Merger Sub merged with and into Nationstar, with Nationstar as the surviving corporation and our wholly owned subsidiary (the “Merger”).

The selling shareholders may offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus from time to time at such prices and on such terms as they may determine. The selling shareholders may sell the shares of Common Stock covered by this prospectus to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling shareholders, purchasers in connection with sales of the Common Stock covered by this prospectus, or both. Additional information relating to the distribution of the Common Stock covered by this prospectus by the selling shareholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any of the Common Stock offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

We will not receive any proceeds from the resale or other disposition of the shares of our Common Stock covered by this prospectus by the selling shareholders. Except for underwriting discounts, selling commissions and/or similar charges incurred for the sale of any shares, which will be paid by the selling shareholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus.

Our Common Stock is currently quoted on The Nasdaq Capital Market under the trading symbol “WMIH.” On August 29, 2018, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $1.60 per share.

Investing in the shares of our Common Stock covered by this prospectus involves risks. You should carefully consider the “Risk Factors” referred to on page 5 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus before investing in shares of our Common Stock covered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 29, 2018.

We have not authorized anyone to give you information other than in this prospectus and the information incorporated by reference herein. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or a continuous offering, process. Under this shelf registration process, the selling shareholders may, from time to time and in one or more offerings, sell or otherwise dispose of up to 468,243,933 shares of our Common Stock covered by this prospectus. This document may only be used where it is legal to sell these securities.

This prospectus may be supplemented from time to time by one or more prospectus supplements. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with any post-effective amendments to the registration statement, and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should assume that the information appearing in this prospectus and in any prospectus supplement is only accurate as of the date on its respective cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, unless the context requires otherwise:

•	the terms “we,” “us,” “our,” or “Company” refer collectively to WMIH Corp. and its consolidated subsidiaries, including Nationstar and its subsidiaries;

•	“Nationstar” means Nationstar Mortgage Holdings Inc. (a wholly owned subsidiary of WMIH);

•	“WMIH” refers only to WMIH Corp., without regard to its subsidiaries; and

•	“WMMRC” means WM Mortgage Reinsurance Company, Inc. (a wholly owned subsidiary of WMIH).

SUMMARY

This summary highlights information about this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire prospectus, especially the risks of investing in our Common Stock discussed under “Risk Factors” in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference before making an investment decision.

Our Company

WMIH is a corporation duly organized and existing under the laws of the State of Delaware since May 11, 2015. WMIH is the direct parent of Nationstar and WMMRC.

On February 12, 2018, WMIH, Wand Merger Corporation, a Delaware corporation and wholly owned subsidiary of WMIH (“Merger Sub”), and Nationstar entered into that certain Agreement and Plan of Merger (the “Merger Agreement”). On July 31, 2018, Merger Sub merged with and into Nationstar, resulting in Nationstar becoming a wholly owned subsidiary of WMIH (the “Merger”). At the effective time of the Merger, and as a result of the Merger, each share of Nationstar’s common stock issued and outstanding immediately prior to such time, subject to certain exceptions described in the Merger Agreement, were converted into the right to receive, at the election of the holder of such share and after applying the automatic proration and adjustment procedures required by the Merger Agreement, (i) $16.917371 in cash, without interest, and 0.7686 shares of our Common Stock, or (ii) 12.7793 shares of validly issued, fully paid and nonassessable shares of our Common Stock (the “Merger Consideration”).

From our emergence from bankruptcy on March 19, 2012 until our acquisition of Nationstar on July 31, 2018, we had limited operations other than WMMRC’s legacy reinsurance business, which continues to be operated in runoff mode. During this time, our primary strategic objective was to identify and consummate one or more acquisitions of an operating business, either through a merger, purchase, business combination or other form of acquisition.

On January 5, 2015, we completed our offering (the “Series B Preferred Stock Financing”) of 600,000 shares of 3.00% Series B Convertible Preferred Stock, par value $0.00001 per share, liquidation preference $1,000 per share (the “Original Series B Preferred Stock”), in the amount of aggregate gross proceeds equal to $600.0 million. Net proceeds of $598.5 million were deposited into an escrow account and were released from escrow to us from time to time in amounts needed to finance our efforts to explore and fund, in whole or in part, certain acquisitions, whether completed or not, including reasonable attorney fees and expenses, accounting expenses, due diligence, contractual payments such as termination fees and financial advisor fees and expenses. On December 8, 2017, we amended the Original Series B Preferred Stock, which amendment became effective at 12:00 a.m., New York City time, on January 5, 2018, and effected an exchange of the previously outstanding Original Series B Preferred Stock for shares of the Series B Preferred Stock.

Upon the closing of the Merger, we issued an aggregate of 458,591,665 shares of our Common Stock to holders of shares of our Series B Preferred Stock pursuant to the terms of the Series B Preferred Stock, which represented (i) 444,444,434 shares of our Common Stock that were issued in connection with the mandatory conversion of the Series B Preferred Stock upon consummation of the Merger, (ii) 11,428,565 shares of our Common Stock that were issued as a special, one-time distribution upon consummation of the Merger and (iii) 2,718,666 shares of our Common Stock that represents accrued and unpaid regular dividends at the time of the consummation of the Merger. Prior to the closing of the Merger, we issued 9,652,268 shares of our Common

Stock in the form of Dividend Shares to holders of the Series B Preferred Stock. The foregoing shares of our Common Stock issued to holders of shares of our Series B Preferred Stock are being hereby offered by the shareholders identified in the “Selling Shareholders” section of this prospectus.

Our principal executive office is located at 8950 Cypress Waters Blvd., Coppell, Texas 75019. Our telephone number is (469) 549-2000 and our website can be accessed at www.wmih-corp.com. Information contained in our website does not constitute part of this prospectus.

Proposed 1-for-12 Reverse Stock Split

On August 16, 2018, we announced that our board has approved a proposal (the “Proposed Amendment”) to effect a reverse stock split of our Common Stock on a 1-for-12 basis. Specifically, the Proposed Amendment, which, as of the date of this prospectus remains subject to stockholder approval, would effect the reverse stock split, proposed at a ratio of 1-for-12, reduce the total authorized shares of our Common Stock from 3,500,000,000 to 300,000,000 and increase the par value of each share of our Common Stock from $0.00001 per share to $0.01 per share. The information with respect to our Common Stock that is presented in this prospectus does not give effect to the Proposed Amendment.

The Offering

Securities Offered by the Selling Shareholders	468,243,933 shares of Common Stock that were issued (i) upon conversion of the Series B Preferred Stock, including in connection with the payment of the Special Distribution, and (ii) as Dividend Shares.

Selling Shareholders	All shares of our Common Stock covered by this prospectus are being offered by the shareholders identified in the “Selling Shareholders” section of this prospectus.

Use of Proceeds	We will not receive any proceeds from the resale or other disposition of the shares of our Common Stock covered by this prospectus by the selling shareholders in the offering.

Plan of Distribution	The selling shareholders named in this prospectus may offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus from time to time at such prices and on such terms as they may determine. The selling shareholders may sell the Common Stock covered by this prospectus to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling shareholders, purchasers in connection with sales of the Common Stock covered by this prospectus, or both. Additional information relating to the distribution of the Common Stock by the selling shareholders can be found in this prospectus under the heading “Plan of Distribution.”

RISK FACTORS

An investment in the shares of our Common Stock covered by this prospectus involves risks. Investors should carefully consider the following risks, together with risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K (as amended on April 30, 2018, the “Form 10-K”) and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement.

Any of these risks and uncertainties could materially and adversely affect our business, results of operations and financial condition. The trading price of our Common Stock could decline due to the occurrence of any of these risks and uncertainties, and investors could lose all or part of their investment. In assessing these risks and uncertainties, investors should also refer to the information contained or incorporated by reference in our other filings with the SEC.

Risks Related to Our Business

Financial Reporting, Credit and Liquidity Risks

We may be unable to obtain sufficient capital to operate our business.

Our financing strategy includes the use of significant leverage because in order to make servicing advances and fund originations, we require liquidity in excess of that generated by our operations. Accordingly, our ability to finance our operations depends on our ability to secure financing on acceptable terms and to renew or replace existing financings as they expire. Such financings may not be available on acceptable terms or at all. If we are unable to obtain these financings, we may need to raise the funds we require in the capital markets or through other means, any of which may increase our cost of funds.

We are generally required to renew our financing arrangements each year, which exposes us to refinancing and interest rate risks. Our ability to refinance existing debt and borrow additional funds is affected by a variety of factors including:

•	the available liquidity in the credit markets;

•	prevailing interest rates;

•

an event of default, a negative ratings action by a rating agency and limitations imposed on us under the indentures governing our current debt that contain restrictive covenants and borrowing conditions that may limit our ability to raise additional debt;

•	the strength of the lenders from which we borrow; and

•	limitations on borrowings on advance facilities imposed by the amount of eligible collateral pledged, which may be less than the borrowing capacity of the advance facility.

If we are unable to obtain sufficient capital on acceptable terms for any of the foregoing reasons, this could adversely affect our business, financial condition and results of operations.

Our substantial indebtedness may limit our financial and operating activities and our ability to incur additional debt to fund future needs.

Although we and our subsidiaries have substantial indebtedness, we believe we have the ability to incur additional indebtedness in the future, subject to the limitations contained in the agreements governing our indebtedness. These agreements generally restrict us and our restricted subsidiaries from incurring additional indebtedness, however, these restrictions are subject to important exceptions and qualifications. If we incur additional debt, the related risks could be magnified and could limit our financial and operating activities.

Our current and any future indebtedness could:

•

require us to dedicate a substantial portion of cash flow from operations to the payment of principal and interest on indebtedness, including indebtedness we may incur in the future, thereby reducing the funds available for other purposes;

•	make it more difficult for us to satisfy and comply with our obligations with respect to the unsecured senior notes;

•	subject us to increased sensitivity to increases in prevailing interest rates;

•	place us at a competitive disadvantage to competitors with relatively less debt in economic downturns, adverse industry conditions or catastrophic external events; or

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions.

In addition, our substantial level of indebtedness could limit our ability to obtain additional financing on acceptable terms or at all to fund future acquisitions, working capital, capital expenditures, debt service requirements, general corporate and other purposes, which could have a material adverse effect on our business and financial condition. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors outside of our control. Our substantial obligations could have other important consequences. For example, our failure to comply with the restrictive covenants in the agreements governing our indebtedness, which limit our ability to incur liens, to incur debt and to sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

We may not realize all of the anticipated benefits of the Merger or other previous or potential future acquisitions.

Our ability to realize the anticipated benefits of the Merger or other previous or potential future acquisitions, including the acquisition of assets, will depend, in part, on our ability to scale-up to appropriately service these assets, and integrate the businesses of the acquired companies with our business. The process of acquiring assets or companies may disrupt our business including diverting management’s attention from ongoing business concerns, and may not result in the full benefits expected. The risks associated with acquisitions include, among others:

•	unknown or contingent liabilities;

•	unanticipated issues in integrating information, management style, servicing practices, communications and other systems including information technology systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods; and

•	not retaining key employees.

In the event that we acquire a platform, we may elect to operate this platform in addition to our current platform for a period of time or indefinitely. Individually or collectively, these transactions could substantially increase the UPB, or alter the composition of our portfolio of mortgage loans that we service or have an otherwise significant impact on our business. We can provide no assurances that we will enter into any such agreements or as to the timing of any potential acquisitions. Additionally, we may make potentially significant acquisitions which could expose us to greater risks than we currently experience in servicing our current portfolio and adversely affect our business, financial condition and results of operations. We also may not realize all of the anticipated benefits of potential future acquisitions, which could adversely affect our business, financial condition and results of operations.

Our earnings may decrease because of changes in prevailing interest rates.

Our profitability is directly affected by changes in prevailing interest rates. The following are certain material risks we face related to changes in interest rates:

Servicing:

•

a decrease in interest rates may increase prepayment speeds which may lead to (i) increased amortization expense; (ii) decrease in servicing fees; and (iii) decrease in the value of our mortgage servicing rights (“MSR”);

•

an increase in interest rates, together with an increase in monthly payments when an adjustable mortgage loan’s interest rate adjusts upward from an initial fixed rate or a low introductory rate, may cause increased delinquency, default and foreclosure. Increased mortgage defaults and foreclosures may adversely affect our business as they increase our expenses and reduce the number of mortgages we service;

Originations:

•

an increase in interest rates could adversely affect our loan originations volume because refinancing an existing loan would be less attractive for homeowners and qualifying for a purchase money loan may be more difficult for consumers;

Xome:

•	an increase in interest rates could adversely affect Exchange’s property sales, particularly non-distressed sales, as financing may become less attractive to borrowers;

•

a substantial and sustained increase in prevailing interest rates could adversely affect the loan origination volumes of Xome’s clients since refinancing and purchase loans would be less attractive to borrowers, which would in turn adversely impact Services’ valuation and title order volume;

Other:

•

an increase in interest rates would increase the cost of servicing our outstanding debt, including our ability to finance servicing advances and loan originations and for borrowing for acquisitions; and

•	a decrease in interest rates could reduce our earnings from our custodial deposit accounts.

Any of the foregoing could adversely affect our business, financial condition and results of operation.

We use financial models that heavily rely on estimates in determining the fair value of certain assets and liabilities, such as MSRs and excess spread, and if our estimates or assumptions prove to be incorrect, it may affect our earnings.

We use internal financial models that utilize, wherever possible, market participant data to value certain of our assets, including our MSRs, newly originated loans held for sale and MSR financing liabilities for purposes of financial reporting. These models are complex and use asset-specific collateral data and market inputs for interest and discount rates. In addition, the modeling requirements of MSRs are complex because of the high number of variables that drive cash flows associated with MSRs. Even if the general accuracy of our valuation models is validated, valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the models. In determining value for MSRs we make certain assumptions, many of which are beyond our control, including, among other things:

•	the rates of prepayment and repayment within the underlying pools of mortgage loans;

•	projected rates of delinquencies, defaults and liquidations;

•	future interest rates;

•	our cost to service the loans;

•	ancillary revenues; and

•	amounts of future servicing advances.

If these assumptions or relationships prove to be inaccurate, if market conditions change or if errors are found in our models, the value of certain assets may decrease or the value of certain liabilities could increase, which could impact our ability to satisfy minimum net worth covenants and borrowing conditions in our debt agreements governing our advance facilities, warehouse facilities, MSR facilities and other nonrecourse debt and adversely affect our business, financial condition or results of operations.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

In our Originations segment, we use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. We may hedge MSRs in certain rate environments. The nature and timing of hedging transactions influence the effectiveness of these strategies. Poorly designed strategies, improperly executed and documented transactions or inaccurate assumptions could increase our risks and losses. In addition, hedging strategies involve transaction and other costs. Our hedging strategies and the derivatives that we use may not be able to adequately offset the risks of interest rate volatility, and our hedging transactions may result in or magnify losses. Furthermore, interest rate derivatives may not be available on favorable terms or at all, particularly during economic downturns. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

We have third-party credit and servicer risks which could have a material adverse effect on our business, liquidity, financial condition and results of operation.

Consumer Credit Risk: We provide representations and warranties to purchasers and insurers of the loans that we sell that typically are in place for the life of the loan. In the event of a breach of these representations and warranties, we may be required to repurchase a mortgage loan or indemnify the purchaser, and any subsequent loss on the mortgage loan may be borne by us. Our loss estimates are affected by factors both internal and external in nature, including, level of loan sales, as well as to whom the loans are sold, the expectation of credit loss on repurchases and indemnifications, our success rate at appealing repurchase demands, our ability to recover any losses from third parties, the overall economic condition in the housing market, the economic condition of borrowers, the political environment at investor agencies and the overall U.S. and world economies. Many of the factors are beyond our control and may lead to judgments that are susceptible to change. In adverse market conditions, loans may decrease in value due to an increase in delinquencies, borrower defaults and non-payments. In addition, property values may experience losses at liquidation due to extensions in foreclosure and real estate owned (“REO”) sales timelines as well as home price depreciation.

Counterparty Credit Risk: We are exposed to counterparty credit risk in the event of non-performance by counterparties to various agreements. Although certain credit facilities and warehouse lines are committed, we may experience a disruption in operations due to a lender withholding a funding of a borrowing requested on the respective credit facility.

Prior Servicer Risk: We service mortgage loans under guidelines set forth by regulatory agencies and government-sponsored enterprises (“GSEs”). Failure to meet stipulations of the servicing guidelines can result in the assessment of fines and loss of reimbursement of loan related advances, expenses, interest and servicing fees. When the servicing of a portfolio is assumed either through purchase of servicing rights or through a subservicing arrangement, various loans in the acquired portfolio may have been previously serviced in a manner that will contribute towards our not meeting certain servicing guidelines. If not recovered from a prior servicer, such events frequently lead to the eventual realization of a loss to us. The recovery process against a prior servicer can be prolonged based upon time required by us to meet minimum loss deductibles under the indemnification provisions in our agreements with the prior servicer and for the time requirements by the prior servicer to review underlying loss events and our request for indemnification. The amounts ultimately recovered from prior servicers may differ from our estimated recoveries recorded based on the prior servicer’s interpretation of responsibility for loss, which could lead to our realization of additional losses.

Any of the above could adversely affect our business, liquidity, financial condition and results of operations.

Lapses in disclosure controls and procedures or internal control over financial reporting could materially and adversely affect our operations, profitability or reputation.

There can be no assurance that our disclosure controls and procedures will be effective in every circumstance or that a material weakness or significant deficiency in internal control over financial reporting will not occur. Any lapses or deficiencies may materially and adversely affect our business and results of operations or financial condition, restrict our ability to access the capital markets, require us to expend significant resources to correct the lapses or deficiencies, expose us to regulatory or legal proceedings, subject us to fines, penalties or judgments, harm our reputation, or otherwise cause a decline in investor confidence.

Operational Risks

Servicing

A significant increase in delinquencies for the loans we own and service could have a material impact on our revenues, expenses and liquidity and on the valuation of our MSRs.

•

Revenue. An increase in delinquencies will result in lower revenue for loans we service for GSEs and the Government National Mortgage Association (“Ginnie Mae”) because we only collect servicing fees from GSEs and Ginnie Mae for performing loans. Additionally, while increased delinquencies generate higher ancillary revenues, including late fees, these fees are not likely to be recoverable in the event that the related loan is liquidated. In addition, an increase in delinquencies lowers the interest income we receive on cash held in collection and other accounts.

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Expenses. An increase in delinquencies will result in a higher cost to service due to the increased time and effort required to collect payments from delinquent borrowers and an increase in interest expense as a result of an increase in our advancing obligations.

•	Liquidity. An increase in delinquencies could also negatively impact our liquidity because of an increase in borrowings under advance facilities.

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Valuation of MSRs. We base the price we pay for MSRs on, among other things, our projections of the cash flows from the related pool of mortgage loans. Our expectation of delinquencies is a significant assumption underlying those cash flow projections. If delinquencies were significantly greater than expected, the estimated fair value of our MSRs could be diminished. If the estimated fair value of MSRs is reduced, we may not be able to satisfy minimum net worth covenants and borrowing conditions in our debt agreements and we could suffer a loss, which has a negative impact on our financial results.

An increase in delinquency rates could therefore adversely affect our business, financial condition and results of operations.

We may not be able to adjust to operational changes in a timely manner to sustain profitability.

We may enter into arrangements with investors or other counterparties to subservice loans or provide services in areas that are new to us. We perform due diligence procedures to evaluate the feasibility of such ventures or transactions prior to their execution. The achievement of expected returns is often dependent on attainment of certain operating assumptions, such as lower operating costs or attainment of key performance metrics. To the extent we are unfamiliar with investor and/or risks assumed, or to the extent we have not demonstrated past proven performance on the operating metrics, we may not be able to adjust costs or achieve the desired operating metrics in a timely manner that will allow the return on investment as planned, which could expose to us to significant financial loss.

We may not be able to maintain or grow our business if we do not acquire MSRs or enter into additional subservicing agreements on favorable terms.

Our servicing portfolio is subject to “run off,” meaning that mortgage loans serviced by us may be prepaid prior to maturity or repaid through standard amortization of principal. As a result, our ability to maintain the size of our servicing portfolio depends on our ability to acquire the right to service additional pools of residential mortgages, enter into additional subservicing agreements or to originate additional mortgages. We have also shifted the mix of our servicing portfolio to a greater mix of subserviced loans. While we expect this strategy to have longer-term benefits, in the short-term this shift in our servicing portfolio to subservicing could reduce our revenue and earnings as measured by basis points. In addition, there can be no assurance that our pipeline of subservicing opportunities will ultimately be consummated or will remain the same size.

The Federal Housing Finance Agency (“FHFA”) could enact more stringent requirements on the GSEs, or other federal or state agencies may enact additional requirements that are more stringent regarding the purchase or sale of MSRs. Additionally, if we do not comply with our seller/servicer obligations, the GSEs may not consent to approve future transfers of MSRs.

If we do not acquire MSRs or enter into additional subservicing agreements on terms favorable to us, our business, financial condition and results of operations could be adversely affected.

Some of the loans we service are higher risk loans, which are more expensive to service than conventional mortgage loans.

Some of the mortgage loans we service are higher risk loans, meaning that the loans are to less credit worthy borrowers or for properties the value of which has decreased. These loans are more expensive to service because they require more frequent interaction with customers and greater monitoring and oversight. Additionally, in connection with the ongoing mortgage market reform and regulatory developments, servicers of higher risk loans are subject to increased scrutiny by state and federal regulators and will experience higher compliance costs, which could result in a further increase in servicing costs. We may not be able to pass along any of the additional expenses we incur in servicing higher risk loans to our servicing clients. The greater cost of servicing higher risk loans, which may be further increased through regulatory reform, consent decrees or enforcement, could adversely affect our business, financial condition and results of operations.

We are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances.

Forward Mortgage Servicing Rights: During any period in which a borrower is not making payments, we are required under most of our servicing agreements to advance our own funds to meet contractual principal and interest remittance requirements for investors, pay property taxes and insurance premiums, legal expenses and other protective advances. We also advance funds to maintain, repair and market real estate properties on behalf of investors. As home values change, we may have to reconsider certain of the assumptions underlying our decisions to make advances, and in certain situations our contractual obligations may require us to make certain advances for which we may not be reimbursed. In addition, when a mortgage loan serviced by us defaults or becomes delinquent, the repayment to us of the advance may be delayed until the mortgage loan is repaid or refinanced or liquidation occurs.

We have sold to a joint venture capitalized by certain affiliated entities formed and managed by New Residential Investment Corp. (“New Residential”) and certain third-party investors the rights to mortgage servicing rights and servicer advances related to certain loan pools. In connection with these transactions, New Residential purchased the equity of wholly-owned special purpose subsidiaries of Nationstar that issued limited recourse funding to finance the advances. We continue to service these loans. In the event that New Residential receives requests for advances in excess of amounts that they or their co-investors are willing or able to fund, we are obligated to fund these advance requests. Since we have transferred the related advance facilities to New Residential, we may have to obtain other sources of financing which may not be available.

Our inability to fund these advances could result in a termination event under the applicable servicing agreement, an event of default under the advance facilities and a breach of our purchase agreement with New Residential. Our inability to fund these advance requests could adversely affect our business, financial condition and results of operations.

Reverse Mortgages: As a reverse mortgage servicer, we are also responsible for funding draws due to borrowers in a timely manner, remitting to investors interest accrued and paying for interest shortfalls. Advances on reverse mortgages are typically greater than advances on forward residential mortgages. They are typically recovered upon weekly or monthly reimbursement or from sales in the market. In the event we receive requests for advances in excess of amounts we are able to fund, we may not be able to fund these advance requests, which could materially and adversely affect our business operations. A delay in our ability to collect an advance may adversely affect our liquidity, and our inability to be reimbursed for an advance could adversely affect our business, financial condition and results of operations.

Our counterparties may terminate our servicing rights and subservicing contracts.

The owners of the loans we service and the primary servicers of the loans we subservice, may, under certain circumstances, terminate our MSRs or subservicing contracts, respectively.

Agency Servicing: We are party to seller/servicer agreements and/or subject to guidelines and regulations (collectively, seller/servicer obligations) with one or more of the GSEs, Federal Housing Administration (“FHA”) and Ginnie Mae. As is standard in the industry, under the terms of these seller/servicer agreements, the agencies have the right to terminate us as servicer of the loans we service on their behalf at any time and also have the right to cause us to sell the MSRs to a third party. These seller/servicer obligations include financial covenants that include capital requirements related to tangible net worth. To the extent that these capital requirements are not met, the applicable agency may suspend or terminate these agreements, which would prohibit us from further servicing these specific types of mortgage loans or being an approved servicer. If we are unable to meet these capital requirements, this could adversely affect our business, financial condition and results of operations.

Subservicing: Our subservicing portfolio is highly concentrated with a small number of parties who may elect to transfer their subservicing relationship to other counterparties or may go out of business. As of December 31, 2017, 96% of our subservicing portfolio is with four counterparties. Under our subservicing contracts, the primary servicers for which we conduct subservicing activities have the right to terminate our subservicing contracts with or without cause, with limited notice and with no termination fee upon a change of control. For example, we realized a decline in our subservicing portfolio of $47 billion in unpaid principal balance (“UPB”) in the fourth quarter of 2017 due to the termination of a subservicing agreement when the servicer of record sold its ownership interest and the new owner did not retain us as subservicer. Entering into additional subservicing contracts may exacerbate these risks.

If our servicing rights or subservicing contracts are terminated on a material portion of our servicing portfolio, this could adversely affect our business, financial condition and results of operations.

We service reverse mortgages, which subjects us to additional risks and could have a material adverse effect on our business, liquidity, financial condition and results of operations.

The reverse mortgage business is subject to substantial risks, including market, credit, interest rate, liquidity, operational, reputational and legal risks. Although foreclosures involving reverse mortgages generally occur less frequently than forward mortgages, loan defaults on reverse mortgages leading to foreclosures may occur if borrowers fail to maintain their property, fail to pay taxes or home insurance premiums, die or fail to occupy their property for 12 consecutive months. A general increase in foreclosure rates may adversely impact how reverse mortgages are perceived by potential customers and thus reduce demand for reverse mortgages. We use financial models that rely heavily on estimates to forecast loss exposure related to certain reverse mortgage assets and liabilities. These models are complex and use asset specific collateral data and market inputs for mortality, interest rates and prepayments. In addition, the models use investor and state required time lines for certain default related activities. Even if the general accuracy of our loss models is validated, loss estimates are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the models. If these assumptions or relationships prove to be inaccurate or if the market conditions change, the actual loss experience could be higher than modeled.

Additionally, we could become subject to negative headline risk in the event that loan defaults on reverse mortgages lead to foreclosures or evictions of elderly homeowners.

We could have a downgrade in our servicer ratings.

Standard & Poor’s, Moody’s and Fitch rate us as a residential loan servicer. Favorable ratings from these agencies are important to the conduct of our loan servicing business. Downgrades in servicer ratings could:

•	adversely affect our ability to finance servicing advances and maintain our status as an approved servicer by Fannie Mae, Freddie Mac and Ginnie Mae;

•	lead to the early termination of existing advance facilities and affect the terms and availability of advance facilities that we may seek in the future;

•	cause our termination as servicer in our servicing agreements that require that we maintain specified servicer ratings; and

•	further impair our ability to consummate future servicing transactions.

Any of the above could adversely affect our business, financial condition and results of operations.

Originations

We may not be able to maintain the volumes in our loan originations business, which would adversely affect our ability to replenish our servicing business.

The volume of loans funded within our loan originations business is subject to multiple factors, including changes in interest rates and availability of government programs. Volume in our originations business is based in large part on the refinancing of existing mortgage loans that we service, which is highly dependent on interest rates and other macroeconomic factors. Our loan origination volume may decline if interest rates increase or if government programs terminate and are not replaced with similar programs or if we cannot replace this volume with other loan origination channels such as Correspondent, new customer acquisitions or purchase money loans. If we are unable to maintain our loan originations volume then our business, financial condition and results of operations could be adversely affected.

We may be required to indemnify or repurchase loans we sold, or will sell, if these loans fail to meet certain criteria or characteristics or under other circumstances.

The indentures governing our securitized pools of loans and our contracts with purchasers of our whole loans contain provisions that require us to indemnify or repurchase the related loans under certain circumstances. While our contracts vary, they contain provisions that require us to repurchase loans if:

•	our representations and warranties concerning loan quality and loan circumstances are inaccurate, including representations concerning the licensing of a mortgage broker;

•	we fail to secure adequate mortgage insurance within a certain period after closing;

•	a mortgage insurance provider denies coverage;

•	we fail to comply, at the individual loan level or otherwise, with regulatory requirements in the current dynamic regulatory environment; or

•

the borrower fails to make certain initial loan payments due to the purchaser. We are subject to repurchase claims and may continue to receive claims in the future. If we are required to indemnify or repurchase loans that we originate or have previously originated and sell or securitize that result in losses that exceed our reserve, this could adversely affect our business, financial condition and results of operations.

Termination of government mortgage refinancing programs could adversely affect future revenues.

Under the Home Affordable Refinance Program (“HARP”) we may be entitled to receive financial incentives and success fees in connection with a mortgage refinancing we enter into with eligible borrowers. Programs such as HARP have been a significant driver of our originations revenue. Changes in legislation or regulation regarding these programs and changes in the requirements necessary to qualify for refinancing mortgage loans may impact the extent to which we participate in and receive financial benefits from such programs, or may increase the expense of our participation in such programs. We expect refinancing volumes, revenues and margins to continue to decline in 2018 as we believe peak HARP refinancings have already occurred. HARP is scheduled to expire on December 31, 2018. If HARP is not extended, planned replacement programs are not implemented or our financial benefits from such programs decrease, our revenues could decrease, which could adversely affect our business, financial condition and results of operations.

We are highly dependent upon loan programs administered by GSEs such as the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corp (“Freddie Mac”), FHA, Department of Veterans Affairs (“VA”), USDA and by Ginnie Mae to generate revenues through mortgage loan sales to institutional investors.

There are various proposals which deal with GSE reform, including winding down the GSEs and reducing or eliminating over time the role of the GSEs in guaranteeing mortgages and providing funding for mortgage loans, as well as proposals to implement reforms relating to borrowers, lenders and investors in the mortgage market, including reducing the maximum size of loans that the GSEs can guarantee, phasing in a minimum down payment requirement for borrowers, improving underwriting standards and increasing accountability and transparency in the securitization process. Thus, the long-term future of the GSEs is still in doubt.

Our ability to generate revenues through mortgage loan sales to institutional investors depends to a significant degree on programs administered by the GSEs, Ginnie Mae, and others that facilitate the issuance of mortgage-backed securities (“MBS”) in the secondary market. These entities play a critical role in the residential mortgage industry and we have significant business relationships with many of them. Almost all of the conforming loans we originate qualify under existing standards for inclusion in guaranteed mortgage securities backed by one of these entities. We also derive other material financial benefits from these relationships, including the assumption of credit risk on loans included in such mortgage securities in exchange for our payment of guarantee fees and the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures. If it is not possible for us to complete the sale or securitization of certain of our mortgage loans due to changes in GSE and Ginnie Mae programs, we may lack liquidity under our mortgage financing facilities to continue to fund mortgage loans and our revenues and margins on new loan originations would be materially and negatively impacted.

Any discontinuation of, or significant reduction in, the operation of these GSEs, FHA, VA, USDA and Ginnie Mae or any significant adverse change in the level of activity in the secondary mortgage market or the underwriting criteria of these entities could materially and adversely affect our business, liquidity, financial position and results of operations.

Xome

Xome participates in highly competitive markets and pressure from existing and new companies could adversely affect Xome’s businesses.

The markets for Xome’s services are very competitive and Xome’s success depends on its ability to continue to attract additional customers, consumers and real estate professionals to its mobile applications and websites. Xome’s existing and potential competitors include companies that operate, or could develop, national and local real estate mobile applications and websites. These companies could devote greater technical and other resources than we have available and leverage their existing user bases and proprietary technologies to provide products and services that end-users might view as superior to our offerings. Any of Xome’s future or existing competitors may introduce different products that provide solutions similar to our own but with either better user interfaces, branding and marketing resources, or at a lower price. In addition, the time and expense associated with switching from Xome’s competitors’ services and technologies to ours may limit Xome’s growth. If we are unable to continue to innovate and grow the number of end-users of Xome’s mobile applications and websites, we may not remain competitive or may face downward pricing pressures, and our business and financial performance could suffer. Additionally, third parties may assert claims against Xome, asserting that Xome’s content, website processes or software applications infringe their intellectual property rights. If any infringement claim is successful, Xome may be required to pay substantial damages, obtain a license from the third party or be prohibited from using content that incorporates the challenged intellectual property, which could materially and adversely affect our business, liquidity, financial position and results of operations.

Xome is subject to extensive government regulation at the federal, state and local levels and any failure to comply with existing new regulations may adversely impact us, our clients and our results of operations.

Xome is subject to licensing and regulation as a real estate broker, auctioneer, appraisal management company, title agent and/or insurance agent in a number of states and may be subject to new licensing and regulation as it expands service offerings. Xome is subject to audits and examinations that are conducted by federal and state regulatory authorities and, as a vendor, is also subject to similar audit requirements imposed on its clients, including us. Our employees and subsidiaries may be required to be licensed by various state licensing authorities for the particular type of service provided and to participate in regular background checks, fingerprinting requirements and continuing education programs. We may incur significant ongoing costs to comply with governmental regulations and new laws and regulations may be adopted that prohibit us from engaging Xome as a vendor, which could adversely affect our business, financial condition and results of operations.

Xome’s revenue from clients in the mortgage and real estate industries is affected by the strength of the economy and the housing market generally, including the volume of real estate transactions.

Real estate markets are subject to fluctuations, due to factors such as the relative relationship of supply to demand, the availability of alternative investment products, the unemployment rate, real wage increases, inflation and the general economic environment. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply in properties, a change in consumer preferences towards rental properties or declining consumer confidence in the economy, could have a material adverse effect on values of residential real estate properties. The volume of mortgage origination, mortgage refinancing and residential real estate transactions is highly variable. The level of real estate transactions is primarily affected by the average price of real estate sales, the availability of funds to finance purchases, mortgage interest rates, consumer confidence in the economy and general economic factors affecting the real estate markets. Reductions in these transaction volumes could have a material adverse effect on Xome’s business, financial condition and results of operations.

We could have, appear to have or be alleged to have conflicts of interest with Xome.

Xome provides services to us which could create, appear to create or be alleged to create conflicts of interest. By obtaining services from a subsidiary, there is risk of possible claims of collusion or claims that such services are not provided by Xome upon market terms. We have adopted policies, procedures and practices, and engage an independent third party to conduct a pricing study to ensure that the fees charged are customary and reasonable. However, there can be no assurance that such measures will be effective in eliminating all conflicts of interest or that third parties will refrain from making such allegations.

Strategic

We may not be successful in implementing certain strategic initiatives.

Certain strategic initiatives, which are designed to improve our results of operations and drive long-term stockholder value, include:

•	attracting new customers through our purchase money loan originations channel which will require expanded products, technologies, teams and multi-channel marketing campaigns;

•	focusing on relevant originations product expansion and profitable new growth platforms;

•	increasing third-party business at Xome;

•	re-entering the field services business by Xome; and

•	balancing disciplined UPB growth while meeting target unit economics.

There is no assurance that we will be able to successfully implement these strategic initiatives and our efforts may be more expensive and time consuming than we expect, which could adversely affect our business, financial condition and results of operations.

Other Risks

Technology failures or cyber-attacks against us or our vendors could damage our business operations and new laws and regulations could increase our costs.

The financial services industry as a whole is characterized by rapidly changing technologies, and system disruptions and failures caused by fire, power loss, telecommunications failures, unauthorized intrusion (cyber-attack), computer viruses and disabling devices, natural disasters and other similar events may interrupt or delay our ability to provide services to our borrowers. Security breaches, acts of vandalism and developments in computer intrusion capabilities could result in a compromise or breach of the technology that we or our vendors use to protect our borrowers’ personal information and transaction data. Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate or implement effective preventive measures against all security breaches, especially because the techniques used change frequently, are becoming more sophisticated and are not recognized until launched, and because security attacks can originate from a wide variety of sources, including third parties such as hackers, terrorists, persons involved with organized crime or associated with external service providers. Those parties may also attempt to fraudulently induce employees, customers or other users of our systems to disclose sensitive information in order to gain access to our data or that of our customers or clients. These risks may increase in the future as we continue to increase our reliance on telecommunication technologies (including mobile devices), the internet and use of web-based product offerings.

While we have implemented policies and procedures designed to help mitigate cybersecurity risks and cyber intrusions, there can be no assurance that any such cyber intrusions will not occur or, if they do occur, that they will be adequately addressed. A successful penetration or circumvention of the security of our or our vendors’ systems or a defect in the integrity of our or our vendors’ systems or cybersecurity could cause serious negative consequences for our business, including significant disruption of our operations, misappropriation of our confidential information or that of our customers, or damage to our computers or operating systems and to those of our customers and counterparties. Any of the foregoing events could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, significant litigation exposure and harm to our reputation, all of which could adversely affect our business, financial condition and results of operations.

In addition, increasing attention is being paid by the media, regulators and legislators to matters relating to cybersecurity, and regulators and legislators may enact laws or regulations regarding cybersecurity. For example, the New York Department of Financial Services has adopted regulations that are far-ranging in scope, including not only specific technical safeguards but also requirements regarding governance, incident planning, data management and system testing. New laws and regulations could result in significant compliance costs, which may adversely affect our cash flows.

Our capital investments in technology may not achieve anticipated returns.

Our business is becoming increasingly reliant on technology investments, and the returns on these investments are less predictable. We are currently making, and will continue to make, significant technology investments to support our service offering, implement improvements to our customer-facing technology, and evolve our information processes, and computer systems to more efficiently run our business and remain competitive and relevant to our customers. These technology initiatives might not provide the anticipated benefits or may provide them on a delayed schedule or at a higher cost. We must monitor and choose the right investments and implement them at the right pace. Failing to make the best investments, or making an investment commitment significantly above or below our needs could result in the loss of our competitive position and adversely impact our financial condition or results of operations.

We and our vendors have operations in India and/or the Philippines that could be adversely affected by changes in political or economic stability or by government policies.

We currently have operations located in India and we have reduced our costs by contracting with certain third parties with operations in India and the Philippines, although we plan to terminate our third-party relationships in the Philippines. These countries are subject to relatively higher degrees of political and social instability and may lack the infrastructure to withstand political unrest or natural disasters. The political or regulatory climate in the United States, or elsewhere, also could change so that it would not be lawful or practical for us to use international operations in the manner in which we currently use them. If we or our vendors had to curtail or cease operations in these countries and transfer some or all of these operations to another geographic area, we would incur significant transition costs as well as higher future overhead costs that could materially and adversely affect our results of operations. In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by laws and regulations applicable to us, such as The Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Any violations of the FCPA or local anti-corruption laws by us, our subsidiaries or our local agents, could have an adverse effect on our business and reputation and result in substantial financial penalties or other sanctions.

Our vendor relationships subject us to a variety of risks.

We have significant vendors that, among other things, provide us with financial, technology and other services to support our businesses. With respect to vendors engaged to perform activities required by the applicable servicing criteria, we assess compliance with the applicable servicing criteria for the applicable vendor (or in certain cases require vendors to provide their own assessments and attestations) and are required to have procedures in place to provide reasonable assurance that the vendor’s activities comply in all material respects with servicing criteria applicable to the vendor. In the event that a vendor’s activities do not comply with the servicing criteria, it could negatively impact our servicing agreements. In addition, if our current vendors were to stop providing services to us on acceptable terms, including as a result of one or more vendor bankruptcies, we may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms, or at all. Further, we may incur significant costs to resolve any such disruptions in service and this could adversely affect our business, financial condition and results of operations.

Our risk management policies and procedures may not be effective.

Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established policies and procedures intended to identify, monitor and manage the types of risk to which we are subject, including credit risk, market and interest rate risk, liquidity risk, cyber risk, regulatory, legal and reputational risk. Although we have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future, these policies and procedures, as well as our risk management techniques such as our hedging strategies, may not be fully effective. There may also be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. As regulations and markets in which we operate continue to evolve, our risk management framework may not always keep sufficient pace with those changes. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.

Negative public opinion could damage our reputation and adversely affect our business.

Reputation risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our business. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending and debt collection practices, foreclosures or evictions of elderly homeowners who default on reverse mortgages, technology failures, corporate governance, and actions taken by government regulators and community organizations in response to those activities. Negative public opinion can also result from media coverage, whether accurate or not. Negative public opinion can adversely affect our ability to attract and retain customers, trading counterparties and employees and can expose us to litigation and regulatory action. Although we take steps to minimize reputation risk in dealing with our customers and communities, this risk will always be present in our organization.

Regulatory and Legal Risks

We operate within a highly regulated industry on a federal, state and local level and our business results are significantly impacted by the laws and regulations to which we are subject.

As a national mortgage services firm, we are subject to extensive and comprehensive regulation under federal, state and local laws in the United States. These laws and regulations significantly affect the way that we do business and can restrict the scope of our existing businesses and limit our ability to expand our product offerings or to pursue acquisitions, or can make our costs to service or originate loans higher, which could impact our financial results.

Regulatory requirements or changes to existing requirements that the Bureau of Consumer Financial Protection (“BCFP”) may promulgate could require changes in our business, result in increased compliance and operational costs and impair the profitability of such business. For example, the BCFP adopted rules effective in August 2017 regarding mortgage servicing practices which require significant modifications and enhancements to our mortgage servicing processes and systems. In addition, in October 2017 the BCFP announced amendments to certain parts of the mortgage servicing rules which became effective in April 2018. Additionally, the BCFP issued a rule, effective in January 2018, amending Regulation C of the Home Mortgage Disclosure Act

(“HMDA”) that greatly expands the scope of data required to be collected and reported for every loan application from approximately 23 to 48 data elements. These new requirements for gathering and submitting large amounts of data regarding loan applications to regulators and the public is complex. Thus, any inadvertent errors in our gathering or reporting the data could result in fines or penalties being levied by the BCFP or other regulators against us. In addition, the authority of state attorneys general to bring actions to enforce federal consumer protection legislation, as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), could be expanded and we could be subject to additional state lawsuits and enforcement actions, thereby further increasing our legal and compliance costs. The cumulative effect of these changes could result in a material impact on our earnings.

The implementation of the originations and servicing rules by the BCFP and the BCFP’s continuing examinations of our business, could increase our regulatory compliance burden and associated costs and place restrictions on our operations, which could in turn adversely affect our business, financial condition and results of operations.

We could be subject to additional regulatory requirements or changes under the Dodd-Frank Act beyond those currently proposed, adopted or contemplated. There also continues to be discussion of potential GSE reform which would likely affect markets for mortgages and mortgage securities in ways that cannot be predicted. In addition, FHFA initiatives may be implemented by the GSEs that could materially affect the market for conventional and/or government insured loans.

In addition, under the Trump Administration, a level of heightened uncertainty exists with respect to the future of the Dodd-Frank Act and the BCFP. We cannot predict the specific legislative or executive actions that may result or what actions state regulators or enforcement agencies might take in response to changes to the federal regulatory environment. Such actions could impact the industry generally, could impact our relationships with other regulators and could limit our ability to reach acceptable resolution with the BCFP or other regulatory or enforcement agencies on outstanding investigations, examinations or reviews. Any changes in our current regulatory environment could create uncertainty and result in increasing legal and compliance costs.

Certain regulators took steps to block the acquisition of MSRs by one of our competitors. It is possible that we could become subject to similar actions with respect to our acquisition of MSRs or other key business operations such as entering into subservicing contracts, which could adversely affect our business, financial condition and results of operations.

We are subject to numerous legal proceedings, federal, state or local governmental examinations and enforcement investigations. Some of these matters are highly complex and slow to develop, and results are difficult to predict or estimate.

Legal Proceedings: We are routinely and currently involved in a significant number of legal proceedings concerning matters that arise in the ordinary course of our business. There is no assurance that the number of legal proceedings will not increase in the future, and it is possible that one or more class or mass actions may be certified against us. These legal proceedings range from actions involving a single plaintiff to putative class action lawsuits with potentially tens of thousands of class members. These actions and proceedings are generally based on alleged violations of consumer protection, securities, employment, contract, tort, common law fraud and numerous other laws, including, but not limited to, the Equal Credit Opportunity Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, Real Estate Settlement Procedures Act, National Housing Act, Homeowners Protection Act, Service Member’s Civil Relief Act, Telephone Consumer Protection Act, Truth in Lending Act, Financial Institutions Reform, Recovery, and Enforcement Act of 1989, unfair, deceptive or abusive acts or practices in violation of the Dodd-Frank Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Home Mortgage Disclosure Act, the Bankruptcy Code, False Claims Act and Making Home Affordable loan modification programs.

Additionally, along with others in our industry, we are subject to repurchase and indemnification claims and may continue to receive claims in the future, regarding alleged breaches of representations and warranties relating to the sale of mortgage loans, the placement of mortgage loans into securitization trusts or the servicing of mortgage loans securitizations. We are also subject to legal actions or proceedings related to loss sharing and indemnification provisions of our various acquisitions. Certain of the pending or threatened legal proceedings include claims for substantial compensatory, punitive and/or, statutory damages or claims for an indeterminate amount of damages.

Litigation and other proceedings may require that we pay settlement costs, legal fees, damages, including punitive damages, penalties or other charges, or be subject to injunctive relief affecting our business practices, any or all of which could adversely affect our financial results. In particular, ongoing and other legal proceedings brought under state consumer protection statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts we earned from the underlying activities and that could have a material adverse effect on our liquidity, financial position and results of operations. The costs of responding to the investigations can be substantial.

Regulatory Matters: Our business is subject to extensive examinations, investigations and reviews by various federal, state and local regulatory and enforcement agencies. We have historically had a number of open investigations with various regulators or enforcement agencies and that trend continues. We are currently the subject of various regulatory or governmental investigations, subpoenas, examinations and inquiries related to our residential loan servicing and origination practices, bankruptcy and collections practices, our financial reporting and other aspects of our businesses. These matters include investigations by the Bureau of Consumer Financial Protection, the SEC, the Executive Office of the United States Trustees, the Office of the Special Inspector General for the Troubled Asset Relief Program, the Department of Justice, the U.S. Department of Housing and Urban Development, the multistate coalition of mortgage banking regulators, and various State Attorneys General. We continue to progress towards resolution of certain legacy regulatory matters involving regulatory examination findings for alleged violations of certain laws related to our business practices. Several large mortgage originators or servicers have been subject to similar matters, which have resulted in the payment of fines and penalties, changes to business practices and the entry of consent decrees or settlements. We continue to manage our response to each matter, but it is not possible for us to confidently or reliably predict the outcome of any of them, including predicting any possible losses resulting from any judgments or fines.

On April 24, 2018, the BCFP notified us that, in accordance with the BCFP’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the BCFP’s Office of Enforcement is considering whether to recommend that the BCFP take enforcement action against us, alleging violations of the Real Estate Settlement Procedures Act, the Consumer Financial Protection Act, and the Homeowners Protection Act, which stems from a 2014 examination. The purpose of a NORA letter is to provide a party being investigated an opportunity to present its position to the BCFP before an enforcement action may be recommended or commenced. We are continuing to cooperate with the BCFP. There can be no assurance that the BCFP will not seek to exercise its enforcement authority through settlement, administrative proceedings or litigation and seek injunctive relief, damages, restitution and civil monetary penalties, which could have a material adverse effect on our business, reputation, financial condition and results of operations. However, we believe it is premature to predict the potential outcome or to estimate any potential financial impact in connection with any potential BCFP enforcement action. We have not recorded an accrual related to this matter as of June 30, 2018 as we do not believe a loss is probable. There is a reasonable possibility that a loss may be incurred; however, the possible loss or range of loss is not estimable.

Responding to these matters requires us to devote substantial legal and regulatory resources, resulting in higher costs and lower net cash flows. Adverse results in any of these matters could further increase our operating expenses and reduce our revenues, require us to change business practices, limit our ability to grow and otherwise materially and adversely affect our business, reputation, financial condition or results of operation.

To the extent that an examination or other regulatory engagement reveals a failure by us to comply with applicable law, regulation or licensing requirement this could lead to (i) loss of our licenses and approvals to engage in our businesses, (ii) damage to our reputation in the industry and loss of client relationships, (iii) governmental investigations and enforcement actions, (iv) administrative fines and penalties and litigation, (v) civil and criminal liability, including class action lawsuits, and actions to recover incentive and other payments made by governmental entities, (vi) enhanced compliance requirements, (vii) breaches of covenants and representations under our servicing, debt or other agreements, (viii) inability to raise capital and (ix) inability to execute on our business strategy. Any of these occurrences could further increase our operating expenses and reduce our revenues, require us to change business practices and procedures and limit our ability to grow or otherwise materially and adversely affect our business, reputation, financial condition or results of operation.

Moreover, regulatory changes resulting from the Dodd-Frank Act and other regulatory changes such as the BCFP having its own examination and enforcement authority and the “whistleblower” provisions of the Dodd-Frank Act could further increase the number of legal and regulatory enforcement proceedings against us. In addition, while we take numerous steps to prevent and detect employee misconduct, such as fraud, employee misconduct cannot always be deterred or prevented and could subject us to additional liability.

We establish reserves for pending or threatened litigation and regulatory matters when it is probable that a loss has been incurred and the amount of such loss can be reasonably estimated. Litigation and regulatory matters are inherently uncertain, and our estimates of loss are based on judgments and information available at that time. Our estimates may change from time to time for various reasons, including factual or legal developments in these matters. There cannot be any assurance that the ultimate resolution of our litigation and regulatory matters will not involve losses, which may be material, in excess of our recorded accruals or estimates of reasonably probable losses.

There are numerous federal, state and local laws and regulations in the mortgage industry.

Federal, state and local governments have recently proposed or enacted numerous laws, regulations and rules related to mortgage loans generally and loan modifications as well as foreclosure actions. These laws, regulations and rules may result in delays in the foreclosure process, reduced payments by borrowers, modification of the original terms of mortgage loans, permanent forgiveness of debt and increased servicing advances.

Due to the highly regulated nature of the residential mortgage industry, we are required to comply with a wide array of federal, state and local laws and regulations that regulate, among other things, the manner in which we conduct our servicing, originations and ancillary business and the fees we may charge. These regulations directly impact our business and require constant compliance, which includes enhancing our compliance program, procedures and controls, monitoring and internal and external audits. A failure in maintaining an effective compliance program or a material failure to comply with any of these laws or regulations could subject us to lawsuits or governmental actions, which could materially adversely affect our business, financial condition and results of operations.

In addition, there continue to be changes in legislation and licensing, which require technology changes and additional implementation costs for loan originators. We expect legislative changes will continue in the foreseeable future, which may increase our operating expenses.

Furthermore, there continue to be changes in state laws that are adverse to mortgage servicers that increase costs and operational complexity of our business and impose significant penalties for violation.

Any of these changes in law could adversely affect our business, financial condition and results of operations.

Unlike competitors that are national banks, we are subject to state licensing and operational requirements that result in substantial compliance costs.

Because we are not a depository institution, we do not benefit from a federal exemption to state mortgage banking, loan servicing or debt collection licensing and regulatory requirements. We must comply with state licensing requirements and varying compliance requirements in all 50 states and the District of Columbia, and we are sensitive to regulatory changes that may increase our costs through stricter licensing laws, disclosure laws or increased fees or that may impose conditions to licensing that we or our personnel are unable to meet. In addition, we are subject to periodic examinations by state regulators, which can result in refunds to borrowers of certain fees earned by us, and we may be required to pay substantial penalties imposed by state regulators due to compliance errors. Future state legislation and changes in existing regulation may significantly increase our compliance costs or reduce the amount of ancillary revenues, including late fees that we may charge to borrowers. This could make our business cost-prohibitive in the affected state or states and could materially affect our business.

Our business would be adversely affected if we lose our licenses.

Our operations are subject to regulation, supervision and licensing under numerous federal, state and local statutes, ordinances and regulations. In most states in which we operate, a regulatory agency regulates and enforces laws relating to mortgage servicing companies and mortgage originations companies such as us as well as regulating our ancillary service providers. These rules and regulations generally provide for licensing as a mortgage servicing company, mortgage originations company or third-party debt default specialist, title insurance agency, appraisal management company, licensed auctioneer, and other similar types of requirements as to the form and content of contracts and other documentation, licensing of our employees and employee hiring background checks, licensing of independent contractors with which we contract, restrictions on certain practices, disclosure and record-keeping requirements and enforcement of borrowers’ rights. We are subject to periodic examination by state regulatory authorities.

We believe that we maintain all material licenses and permits required for our current operations and are in substantial compliance with all applicable federal, state and local laws, rules, regulations and ordinances. We may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could result in a default under our servicing or other agreements and have a material adverse effect on our operations. The states that currently do not provide extensive regulation of our businesses may later choose to do so, and if such states so act, we may not be able to obtain or maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could result in a default under our servicing agreements and have a material adverse effect on our operations. Furthermore, the adoption of additional, or the revision of existing, rules and regulations could adversely affect our business, financial condition and results of operations.

We may incur increased litigation costs and related losses if a borrower, or class of borrowers, challenges the validity of a foreclosure action or if a court overturns a foreclosure or if a loan we are servicing becomes subordinate to a Home Owners Association lien.

We may incur costs if we are required to, or if we elect to, execute or re-file documents or take other action in our capacity as a servicer in connection with pending or completed foreclosures. We may incur increased litigation costs if the validity of a foreclosure action is challenged by a borrower or a class of borrowers under a variety of theories including, without limitation, standing, proper notice and statute of limitations. In addition, if a court rules that the lien of a Homeowners Association takes priority over the lien we service, we may incur legal liabilities and costs to defend such actions. If a court dismisses or overturns a foreclosure because of errors or deficiencies in the foreclosure process, we may have liability to the loan owner, a borrower, title insurer or the purchaser of the property sold in foreclosure. These costs and liabilities may not be legally or otherwise reimbursable to us, particularly to the extent they relate to securitized mortgage loans. A significant increase in litigation costs could adversely affect our liquidity, and our inability to be reimbursed for an advance could adversely affect our business, financial condition and results of operations.

Residential mortgage foreclosure proceedings in certain states have been delayed due to lack of judicial resources and legislation, all of which could have a negative effect on our ability to liquidate loans timely and slow the recovery of advances and thus impact our earnings or liquidity.

In some states, such as New York, our industry has faced, and may continue to face, increased delays and costs caused by state law and local court rules and processes. In addition, California and Nevada have enacted Homeowner’s Bill of Rights legislation to establish mandatory loss mitigation practices for homeowners which cause delays in foreclosure proceedings. Delays in foreclosure proceedings could also require us to make additional servicing advances by drawing on our servicing advance facilities, or delay the recovery of advances, all or any of which could materially affect our earnings and liquidity and increase our need for capital.

Risks Related to Our Common Stock

Our shareholders may sell our Common stock into the market, which could cause our stock price to decline.

All of the shares of our Common Stock issued to former security holders of Nationstar as Merger Consideration pursuant to Merger Agreement will not be subject to a contractual lock-up. The sale of a substantial number of shares of our Common Stock by these security holders within a short period of time will likely cause our Common Stock price to decline, make it more difficult for us to raise funds through future offerings of our Common Stock or acquire other businesses using our Common Stock as consideration.

Our shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they have experienced in connection with the Merger.

If we are unable to realize the strategic and financial benefits anticipated from the Merger, our shareholders will have experienced substantial dilution of their ownership interests without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent we are able to realize only part of the expected strategic and financial benefits currently anticipated from the Merger.

Our Common Stock, and any other instruments treated as stock for purposes of Section 382, including the Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), are subject to transfer restrictions under our Amended and Restated Certificate of Incorporation dated May 13, 2015, as amended by the Certificate of Amendment dated January 5, 2018 (the “Certificate of Amendment”) (as so amended, the “Certificate of Incorporation”), which if not complied with, could result in the forfeiture of such stock and related distributions.

Our Certificate of Incorporation contains significant transfer restrictions in relation to the transfer of our Common Stock and any other instruments treated as stock (including the Series A Preferred Stock) for purposes of Section 382 (“Section 382”) of the United States Internal Revenue Code of 1986, as amended (the “Code”). These transfer restrictions have been adopted in order to minimize the likelihood that we will be deemed to have an “ownership change” within the meaning of Section 382 that could limit our ability to utilize our net operating losses under and in accordance with regulations promulgated by the IRS.

In particular, without the approval of our Board, (i) no person or group of persons treated as a single entity under Treasury Regulation Section 1.382-3 will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, any of our Common Stock or any other instrument treated as stock for purposes of Section 382 (including the Series A Preferred Stock), to the extent that after giving effect to such purported acquisition (a) the purported acquirer or any other person by reason of the purported acquirer’s acquisition would become a Substantial Holder (as defined below), or (b) the percentage stock ownership of a person that, prior to giving effect to the purported acquisition, is already a Substantial

Holder would be increased; and (ii) no Substantial Holder may dispose, directly or indirectly, of any class of stock or any other instrument treated as stock for purposes of Section 382. A “Substantial Holder” is a person that owns (as determined for purposes of Section 382) at least 4.75% of the total value of our stock, including any instrument treated as stock for purposes of Section 382.

Because of the complexity of applying Section 382, and because the determination of ownership for purposes of Section 382 does not correspond to SEC beneficial ownership reporting on Schedules 13D and 13G, holders and potential acquirers of our securities should consult with their legal and tax advisors prior to making any acquisition or disposition of our securities. Pursuant to Article VIII of the Certificate of Incorporation, the Board has the sole power to determine compliance with the transfer restrictions and we cannot assure you that the Board will concur with any conclusions reached by any holder of our securities or their respective advisors, and/or approve or ratify any proposed acquisitions or dispositions of our securities. Under Article VIII, Section 3(b), of the Certificate of Incorporation, if the Board determines that a Prohibited Transfer (as defined in the Certificate of Incorporation) has occurred, such Prohibited Transfer shall, to the fullest extent permitted by law, be void ab initio and have no legal effect, and upon written demand by WMIH, the Purported Transferee (as defined in the Certificate of Incorporation) shall disgorge or cause to be disgorged our securities, together with any dividends or distributions received, with respect to such securities.

Despite our Common Stock being listed on the Nasdaq Capital Market (“Nasdaq”), an active market for its Common Stock may not be sustained, and the market price of its Common Stock may be volatile.

Despite our Common Stock being listed on Nasdaq, we cannot assure you as to (a) whether or not our Common Stock will remain in compliance with Nasdaq’s continued listing requirements or whether a public trading market for our Common Stock can be sustained, (b) the liquidity of any public trading market, (c) the ability of our shareholders to sell their shares of our Common Stock, or (d) the price that our shareholders may obtain for their shares of our Common Stock. The market price for shares of our Common Stock may be highly volatile and could be subject to wide fluctuations. We cannot predict how the shares of our Common Stock will trade in the future. Some of the factors that could affect the share price of our Common Stock include: (i) risks associated with the Merger integration; (ii) the financial results of Nationstar; (iii) our financial condition; (iv) actual or anticipated variations in our operating results; (v) publication of research reports and recommendations by financial analysts; (vi) additions or departures of key management personnel; (vii) proposed or adopted regulatory or tax law changes or developments; (viii) speculations reported in the press or investment community; (ix) issuances of new equity pursuant to future offerings; and (x) general market and economic conditions. In some cases, U.S. stock markets have produced downward pressure on stock prices for some issuers without regard to those issuers’ underlying financial strength. A significant decline in our stock price could result in substantial losses for individual shareholders.

If we do not comply with Nasdaq’s continued listing requirements, our Common Stock be delisted from Nasdaq, which would likely result in our Common Stock being traded on the OTC Markets OTCQB electronic quotation system (or the lesser tier OTC Pink), which could negatively affect the liquidity and trading prices of our Common Stock.

•	a limited availability of market quotations for our Common Stock;

•	reduced liquidity for our Common Stock;

•

a determination that our Common Stock is a “penny stock” which will require brokers trading in such Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Stock; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”) and under Delaware law, as well as certain existing contractual arrangements, make a third-party acquisition of WMIH difficult.

Our Certificate of Incorporation, including Article VIII thereof, and Bylaws, as well as certain contractual arrangements with KKR & Co. Inc., (together with its affiliates, “KKR”), contain provisions that make it difficult for a third party to acquire us, even if doing so might be deemed beneficial by our shareholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our Common Stock.

We may sell additional shares of our Common Stock or other securities, or amend our outstanding securities, in the future to meet our capital requirements. In such circumstances, the ownership interests of our shareholders prior to such sale could be substantially diluted.

We have 3,500,000,000 shares of Common Stock authorized for issuance and 10,000,000 shares of preferred stock authorized for issuance. As of August 15, 2018, we had 1,089,679,818 shares of its Common Stock issued and outstanding. The possibility of dilution posed by shares available for future sale could reduce the market price of our Common Stock and could make it more difficult for us to raise funds through equity offerings in the future. For example, effective January 30, 2014, we issued 1,000,000 shares of our Series A Preferred Stock, which may be converted into 10,065,629 shares of our Common Stock. The dilutive effect of the issuance of these shares of Common Stock in the future could adversely affect our Common Stock by causing downward pressure on its market price. For example, if any security holder determines to sell a substantial number of shares of our Common Stock into the market at any given time, there may not be sufficient demand in the market to purchase the shares without a decline in the market price for our Common Stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading volume for our Common Stock could depress the trading market for our Common Stock over an extended period of time. In addition, the fact that our security holders can sell substantial amounts of our Common Stock in the public market, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, or at all.

The value of our Common Stock, and our ability to raise capital in the financial markets at times and at prices favorable to us, may be materially and adversely affected by the future sale of additional shares of our Common Stock or other securities, the future amendment of our outstanding securities, including the Series A Preferred Stock, or the perception that either of the foregoing could occur or become necessary, and by the terms and conditions of the Series A Preferred Stock, which is senior in priority to our Common Stock.

The dilutive effect of the issuance of shares of our Common Stock pursuant to the terms of the Series B Preferred Stock and in connection with the Merger could adversely affect our Common Stock by causing downward pressure on its market price and impair our ability to raise capital in the future through the sale of additional equity securities.

Upon the closing of the Merger, all outstanding shares of Series B Preferred Stock were automatically converted into shares of Common Stock and no Series B Preferred Stock remain outstanding following the closing. As a result, in addition to the 394,209,754 shares of our Common Stock issued as Merger Consideration, (ii) 21,197,619 shares of our Common Stock pursuant to the terms of the Warrant Exchange Agreement (as defined below), and (iii) 507,936 shares of Common Stock that were issued to each of Mr. Fairfield and Mr. Gallagher, we also issued, pursuant to the terms of the Series B Preferred Stock, 458,591,665 shares of our Common Stock pursuant to the terms of the Series B Preferred Stock, which includes 444,444,434 shares issued in connection with the mandatory conversion of the Series B Preferred Stock, 11,428,565 shares issued as a special distribution and 2,718,666 shares issued as Dividend Shares. Additionally, 9,652,268 shares of our Common Stock were previously issued as Dividend Shares pursuant to the terms of the Series B Preferred Stock. The issuance of the foregoing shares had a dilutive effect to our existing shareholders and could adversely affect our Common Stock by causing downward pressure on its market price and impair our ability to raise capital in the future through the sale of additional equity securities.

Affiliates of KKR own a substantial amount of equity interests in us, and have other substantial interests in us and agreements with us, and may have conflicts of interest with us or the other holders of our capital stock.

As of August 28, 2018, affiliates of KKR held shares of WMIH stock representing approximately 17.0% of WMIH’s voting power on an as-converted basis. Affiliates of KKR are parties to the Investment Agreement (as defined herein) and the Investor Rights Agreement (as defined herein). As a result, affiliates of KKR may exert a substantial influence on actions that require a shareholder vote, potentially in a manner that you do not support, including over our decisions to enter into any corporate transactions. Affiliates of KKR may have the ability to prevent any transaction that requires the approval of shareholders regardless of whether other holders of our capital stock believe that any such transactions are in their own best interests. KKR will not provide oversight of or have control over or be involved with the investment activities or other operations of the Company.

Other than under specific circumstances, KKR is not our investment advisor and owes no fiduciary duty to us or to holders of our Common Stock.

WMIH engaged KKR Capital Markets LLC (“KCM”) as a financial advisor in connection with the Merger, including the placement of certain debt securities to be issued in connection with closing that transaction. Apart from providing us with specific financial advisory services in connection with the Merger, KKR is not our investment adviser and otherwise has no advisory, fiduciary or similar relationship with us or with holders of our Common Stock. KKR is not our sponsor, and the Company is not an investment product offered by KKR. KKR has no obligations (contractual, fiduciary or otherwise) to us, disclaims having any liability for our performance, investments or activities, and will not be responsible for any action or inaction of our management.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, core initiatives, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. When used in this discussion, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances and we are under no obligation to and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

A number of important factors exist that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	our ability to maintain or grow the size of our servicing portfolio;

•	our ability to maintain or grow our originations volume;

•	our ability to recapture voluntary prepayments related to our existing servicing portfolio;

•	our shift in the mix of our servicing portfolio to subservicing, which is highly concentrated;

•	delays in our ability to collect or be reimbursed for servicing advances;

•	our ability to obtain sufficient capital to operate our business;

•	changes in prevailing interest rates;

•	our ability to finance and recover costs of our reverse servicing operations;

•	our ability to successfully implement our strategic initiatives;

•	our ability to realize the benefits from the Merger and other previous or potential future acquisitions;

•	the transaction and transition costs associated with the acquisition of Nationstar;

•	changes in our business relationships or changes in servicing guidelines with Fannie Mae, Freddie Mac and Ginnie Mae;

•	Xome’s ability to compete in highly competitive markets;

•	our ability to pay down debt;

•	legal and regulatory examinations and enforcement investigations and proceedings, compliance requirements and related costs;

•	our ability to prevent cyber intrusions and mitigate cyber risks;

•	loss of our licenses;

•	our ability to utilize our net operating losses;

•	changes in the price of our Common Stock; and

•	our ability to remain listed on Nasdaq.

All of the factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and any of these statements included herein may prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Forward-looking statements speak only as of the date they are made, and we are not under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, except as required by law. Please refer to the risks identified and discussed under “Risk Factors” in this prospectus, the Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and any applicable prospectus supplement.

USE OF PROCEEDS

We will not receive any of the proceeds from the resale or other disposition of the shares of our Common Stock pursuant to this prospectus. All proceeds from the resale or other disposition of the shares of our Common Stock pursuant to this prospectus will be for the accounts of the selling shareholders.

SELLING SHAREHOLDERS

The registration statement of which this prospectus forms a part has been filed with the SEC pursuant to the Registration Rights Agreement, dated January 5, 2015, by and among WMIH, Citigroup Global Markets Inc. and KCM, as amended by the First Amendment dated January 5, 2018 (as so amended, the “Registration Rights Agreement”). The shares offered by the selling shareholders were acquired pursuant to either the Series B Preferred Stock Financing or by subsequent transfer. The selling shareholders may from time to time offer and sell or otherwise dispose of, pursuant to this prospectus, up to an aggregate amount of 468,243,933 shares of our Common Stock, which includes (i) a total of 458,591,665 shares received on July 31, 2018 composed of 444,444,434 shares of our Common Stock that were issued upon conversion of the Series B Preferred Stock, 11,428,565 shares of our Common Stock that were issued as a Special Distribution and 2,718,666 shares that were issued as Dividend Shares and (ii) 9,652,268 shares that were issued as Dividend Shares on June 15, 2018. Pursuant to Rule 416 under the Securities Act, this prospectus also covers any additional shares of Common Stock resulting from the split of, or the stock dividend on, the shares of Common Stock registered hereby. When we refer to “selling shareholders” in this prospectus, we mean each person listed in the table below and their pledgees, assignees, transferees, donees and successors-in-interest. We may amend or supplement this prospectus from time to time in the future to update or change this list of selling shareholders and securities which may be offered and sold to identify such pledgees, assignees, transferees, donees and successors-in-interest.

Other than as described herein (including in the documents incorporated by reference herein), based on representations made to us by the selling shareholders, to our knowledge, the selling shareholders do not have, nor within the past three years have had, any position, office or other material relationship with us or any of our affiliates.

The following table sets forth, as of the dates indicated in the accompanying footnotes, information regarding the selling shareholders named below and the shares of our Common Stock that the selling shareholders may offer and sell from time to time pursuant to this prospectus. We cannot advise as to whether the selling shareholders will in fact sell any or all of such shares. The table below assumes that the selling shareholders will sell all the shares covered by this prospectus.

We have prepared the table based on information provided to us by the selling shareholders. We have not sought to verify such information. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Other information about the selling shareholders may also change over time.

	Shares of Common Stock Owned Prior to the Offering		Maximum Number of Shares of Common Stock that may be sold in the Offering	Shares of Common Stock Owned Following the Offering (2)
Selling Shareholder	#	% (1)		#	% (1)
KKR Wand Investors Corporation (3)	156,081,323	14.32	156,081,323	—	—
Palomino Master Ltd. (4)	32,882,432	3.02	32,882,432	—	—
Appaloosa Investment L.P. I (4)	32,881,651	3.02	32,881,651	—	—
Greywolf Strategic Master Fund SPC, Ltd.—MSP1 (5)	31,803,126	2.92	31,803,126	—	—
DDFS Partnership, LP (6)	31,216,263	2.86	31,216,263	—	—
Teachers Retirement System of Texas (7)	31,216,263	2.86	31,216,263	—	—
Growth Value Securities Ltd. (8)	19,510,164	1.79	19,510,164	—	—
Centerbridge Credit Partners Master, L.P. (9)	19,989,999	1.83	18,016,465	1,973,534	*
Howard Hughes Medical Institute (10)	15,608,130	1.43	15,608,130	—	—
Greywolf Strategic Master Fund SPC, Ltd.—MSP6 (5)	13,199,015	1.21	13,199,015	—	—
Serengeti Multi-Series Master LLC—Series E (11)	11,706,097	1.07	11,706,097	—	—
Serengeti Opportunities MM LP (11)	11,706,097	1.07	11,706,097	—	—
Cobalt Partners, LP (12)	11,706,097	1.07	11,706,097	—	—
Greywolf Opportunities Fund II, LP (5)	11,653,811	1.07	11,653,811	—	—
GCP Europe S.á.r.l. (13)	8,688,266	*	8,688,266	—	—
Leon G. Cooperman (14)	7,804,065	*	7,804,065	—	—
Centerbridge Special Credit Partners II, L.P. (15)	6,956,542	*	6,956,542	—	—
Birch Run Capital Partners, LP (16)	3,902,031	*	3,902,031	—	—
Inherent ESG Equity, LP (17)	3,902,031	*	3,902,031	—	—
Ithan Creek Master Investors (Cayman) L.P. (18)	3,902,031	*	3,902,031	—	—
Rapax OC Master Fund LTD (11)	3,902,031	*	3,902,031	—	—

*	Less than 1%.
(1)	Calculated based on 1,089,679,818 shares of our Common Stock outstanding on August 15, 2018.
(2)	Assumes the sale or other disposition of all of the shares offered hereby.
(3)

This information as to beneficial ownership is based on information provided on August 29, 2018 on behalf of KKR Wand Investors Corporation, an affiliate of KKR & Co. Inc. (NYSE: KKR), which has registered broker-dealer subsidiaries, including KKR Capital Markets. The address for KKR Wand Investors Corporation is 9 West 57th Street, Suite 4200, New York, New York 10019.

(4)

This is based on information provided on August 21, 2018 on behalf of Palomino Master Ltd. and Appaloosa Investment L.P. I. The address for each of the foregoing entities is c/o Appaloosa LP, 51 JFK Parkway, Floor 2, Short Hills, New Jersey 07078.

(5)

This information as to beneficial ownership is based on information provided by Greywolf Capital Management LP (“GCMLP”) on August 29, 2018 concerning each of Greywolf Strategic Master Fund SPC, Ltd.—MSP6 (“MSP6”), Greywolf Strategic Master Fund SPC, Ltd.—MSP1 (“MSP1”), Greywolf

Opportunities Fund II, LP (“GOF II” and together with MSP1 and MSP 6, the “Greywolf Funds”), Greywolf Capital Management LP (“GCMLP”), Greywolf GP LLC and Jonathan Savitz (“Mr. Savitz”). The Greywolf Funds hold shares of WMIH common stock as set forth above. GCMLP, as the general partner of GOF II, may be deemed to beneficially own shares held by GOF II. Each of GCMLP, as the investment manager of the Greywolf Funds, Greywolf GP LLC, as the general partner of GCMLP, and Mr. Savitz, as the managing member of Greywolf GP LLC, may be deemed to beneficially own, shares held by the Greywolf Funds. Each of GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz disclaims any beneficial ownership of such shares. The address for all of these persons other than GEDMF and GOIF is 4 Manhattanville Road, Suite 201, Purchase, NY 10577. The address for GEDMF and GOIF is 190 Elgin Avenue, George Town, GRAND CAYMAN, KY1-9007.
(6)

This information as to ownership is based on information provided on August 28, 2018 on behalf of DDFS Partnership LP. Thomas G. Dundon, as the general partner of DDFS Partnership LP, is the controlling person of DDFS Partnership LP. The address for DDFS Partnership LP is 2100 Ross Avenue, Suite 3300, Dallas, Texas 75201.

(7)

This information as to ownership is based on information provided on August 29, 2018 on behalf of Teacher Retirement System of Texas. The address for Teacher Retirement System of Texas is 1000 Red River Street, Austin, Texas 78701.

(8)

This information as to beneficial ownership is based on information provided on August 29, 2018 on behalf of Growth Value Securities Ltd. Growth Value Securities Ltd. is wholly owned by Paramount-Finanz AG, a Swiss company limited by shares, which is wholly owned by Hansa Aktiengesellschaft, a Swiss company limited by shares, which is wholly owned by Asserva Private Trust Company Limited, a Guernsey private trust company, in its capacity as trustee of an irrevocable discretionary trust, which Mr. Georg von Opel has settled and of which he is the principal beneficiary during his lifetime. The sole shareholder of Asserva Private Trust Company Limited is Credit Suisse Trust Limited, acting in its capacity as trustee of a purpose trust. Credit Suisse Trust Limited is an indirect, wholly owned subsidiary of Credit Suisse Group AG. The address for Growth Value Securities Ltd. is 802 West Bay Road, PO Box 30599, Grand Cayman KY1-1203, Cayman Islands.

(9)

This information as to beneficial ownership is based on information provided on August 29, 2018 on behalf of Centerbridge Credit Partners Master, L.P. Centerbridge Credit Cayman GP, Ltd. (“Credit GP”) is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. (“Offshore GP”), which is the general partner of Centerbridge Credit Partners Master, L.P., and may be deemed to beneficially own the shares held by Centerbridge Credit Partners Master, L.P. Messrs. Mark T. Gallogly and Jeffrey H. Aronson, indirectly, through various intermediate entities control Centerbridge Credit Partners Master, L.P., Offshore GP and Credit GP. Each of the above may be deemed beneficial owners having shared voting and investment power with respect to all or a portion of the shares described in this footnote. Each of Messrs. Gallogly and Aronson disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for Centerbridge Credit Partners Master, L.P. is 375 Park Avenue, 11th Fl., New York, New York 10152.

(10)

This information as to beneficial ownership is based on information provided on August 29, 2018 on behalf of Howard Hughes Medical Institute, a 501(c)(3) non-profit Delaware corporation with no shares and no beneficial owners. The address for Howard Hughes Medical Institute is 4000 Jones Bridge Road, Chevy Chase, MD 20815.

(11)

This information as to ownership is based on information provided on August 29, 2018 on behalf of each of Serengeti Multi-Series Master LLC Series E, Serengeti Opportunities MM LP and Rapax OC Master Fund LTD. Joseph A. LaNasa was identified as the controlling person with respect to each of the foregoing entities. The address for each of the entities is 632 Broadway, 12th Floor, New York, New York 10012.

(12)

This information as to beneficial ownership is based on information provided on August 29, 2018 on behalf of Cobalt Partners, LP. Each of Wayne Cooperman, the sole managing member of Cobalt Management, LLC, which is the general partner of Cobalt Partners, LP, may be deemed to control Cobalt Partners, LP. The address for Cobalt Partners, LP is 636 Morris Turnpike, Suite 3B, Short Hills, NJ 07078.

(13)

This information as to beneficial ownership is based on information provided on August 29, 2018 on behalf of GCP Europe SARL (“GCP Europe”). GCP Europe is owned approximately 40% by Greywolf Overseas Intermediate Fund (“GOIF”) and approximately 60% by Greywolf Capital Partners II LP (“GCP II”) and is independently managed. Greywolf Advisors LLC (“GALLC”), as the general partner of GCP II, may be deemed to beneficially own shares held by GCP II. Each of Greywolf Capital Management LP (“GCMLP”), as the investment manager of GOIF and GCP II, Greywolf GP LLC, as the general partner of GCMLP, and Mr. Jonathan Savitz, as the managing member of Greywolf GP LLC, may be deemed to beneficially own, shares held by GOIF, GCP II and such other funds. Each of GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz disclaims any beneficial ownership of such shares. The address for GCP Europe is 21-25, Allee Scheffer, L-2520 Luxembourg. The address for GOIF is 89 Nexus Way, Camana Bay, Grand Cayman KY19007. The address for GCP II, GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz is c/o Greywolf Capital Management LP, 4 Manhattanville Road, Suite 201, Purchase, NY 10577.

(14)

This information as to beneficial ownership is based on information provided on August 28, 2018 by Mr. Cooperman. The principal business office of Mr. Cooperman is St. Andrew’s Country Club, 7118 Melrose Castle Lane, Boca Raton, FL 33496.

(15)

This information as to beneficial ownership is based on information provided on August 29, 2018 on behalf of Centerbridge Special Credit Partners II, L.P. CSCP II Cayman GP Ltd. (“CSCP II Cayman Ltd.”) is the general partner of Centerbridge Special Credit Partners General Partner II, L.P. (“CSCPGP II”), which is the general partner of Centerbridge Special Credit Partners II, L.P., and may be deemed to beneficially own the shares held by Centerbridge Special Credit Partners II, L.P. Messrs. Mark T. Gallogly and Jeffrey H. Aronson, indirectly, through various intermediate entities control Centerbridge Special Credit Partners II, L.P., CSCPGP II, and CSCP II Cayman Ltd. Each of the above may be deemed beneficial owners having shared voting and investment power with respect to all or a portion of the shares described in this footnote. Each of Messrs. Gallogly and Aronson disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address for Centerbridge Special Credit Partners II, L.P. is 375 Park Avenue, 11th Fl., New York, New York 10152.

(16)

This information as to beneficial ownership is based on information provided on August 28, 2018 on behalf of Birch Run Capital Partners, LP. Birch Run Capital GP, LLC (“BRCGP”) is the general partner to Birch Run Capital Partners, LP. BRCGP delegated all investment authority, including voting and dispositive power to Birch Run Capital Advisors, LP (“BRCALP”), which is a SEC registered investment advisor. BRC Advisors GP, LLC (“BRCAGP”) is the general partner to BRCALP. Daniel Beltzman and Gregory Smith are the Co-Managing Members of BRCGP and BRCAGP and are also the limited partners of BRCALP. BRCALP, BRCAGP, Daniel Beltzman and Gregory Smith may be deemed to have beneficial ownership of the shares held by Birch Run Capital Partners, LP. Each of BRCALP, BRCAGP, Daniel Beltzman and Gregory Smith disclaim beneficial ownership except to the extent of their pecuniary interest therein. The address of Birch Run Capital Partners, LP is 1350 Broadway, Suite 2215, New York, NY 10018.

(17)

This information as to beneficial ownership is based on information provided on August 29, 2018 on behalf of Inherent ESG Equity, LP. Each of Anthony L. Davis, the managing member of Inherent Group GP, LLC, which is the general partner of Inherent Group, LP, which is the investment advisor to Inherent ESG Equity, LP, may be deemed to control the entities. The address for Inherent ESG Equity, LP is 510 LaGuardia Place, 5th Fl., New York, NY 10012.

(18)

This information as to beneficial ownership is based on information provided on August 29, 2018 on behalf of Wellington Management Company LLP, or “Wellington Management.” Wellington Management is the investment adviser to Ithan Creek Master Investors (Cayman) L.P. (“Ithan Creek”). Wellington Management is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP, or Wellington Group. Wellington Management and Wellington Group may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares held of record by Ithan Creek or a nominee on its behalf. The business address of Ithan Creek, Wellington Management and Wellington Group is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

Material Relationships with the Selling Shareholders

Indemnification Agreement

In connection with the Series B Preferred Stock Financing, on December 19, 2014, WMIH entered into an indemnification agreement with KKR Fund Holdings L.P. (“KKR Fund”) and Tagar C. Olson (who at the time was an observer on the Board of Directors), pursuant to which WMIH will indemnify KKR Fund and Mr. Olson for liabilities arising out of the Series B Preferred Stock Financing.

Investment Agreement

On January 30, 2014, WMIH entered into an Investment Agreement with KKR Fund (the “Investment Agreement”). Pursuant to the Investment Agreement, we sold to KKR Fund 1,000,000 shares of our Series A Preferred Stock having the terms, rights, obligations and preferences contained in our Certificate of Incorporation for a purchase price equal to $11,072,192 and issued to KKR Fund warrants to purchase, in the aggregate, 61,400,000 shares of our Common Stock, 30,700,000 of which have an exercise price of $1.32 per share and 30,700,000 of which have an exercise price of $1.43 per share (collectively, the “Warrants”). On February 12, 2018, in connection with the transactions contemplated by the Merger Agreement, we entered into a letter amendment to the KKR Letter Agreement with KKR Fund and immediately thereafter KKR Fund contributed the Series A Preferred Stock and the Warrants it held to KKR Wand Holdings Corporation (“Wand Holdings”). Additionally, on February 12, 2018, we entered into a Warrant Exchange Agreement (the “Warrant Exchange Agreement”) with Wand Holdings.

The Series A Preferred Stock has rights substantially similar to those associated with our Common Stock, with the exception of a liquidation preference, conversion rights and customary anti-dilution protections. The Series A Preferred Stock has a liquidation preference equal to the greater of (i) $10.00 per 1,000,000 shares of Series A Preferred Stock plus declared but unpaid dividends on any such shares and (ii) the amount that the holder of the Series A Preferred Stock would be entitled to if such holder participated with the holders of shares of our Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of our Common Stock on an as-converted basis held by each holder as of immediately prior to a liquidation, in the distribution of all our remaining assets and funds available for distribution to our shareholders. The Series A Preferred Stock is convertible at a conversion price of $1.10 per share (subject to anti-dilution adjustment) into shares of our Common Stock either at the option of the holder or automatically upon transfer by Wand Holdings to a non-affiliated party. Further, Wand Holdings, as the holder of the Series A Preferred Stock and the Warrants, has received other rights pursuant to the Investor Rights Agreement, as described below. See “—Investor Rights Agreement”.

Upon the consummation of the Merger and pursuant to the Warrant Exchange Agreement, Wand Holdings exchanged the Warrants it held for 21,197,619 shares of our Common Stock.

Investor Rights Agreement

On January 30, 2014, we entered into the Investor Rights Agreement with KKR Fund (the “Investor Rights Agreement”). On February 12, 2018, KKR Fund assigned its rights under the Investor Rights Agreement to Wand Holdings. Wand Holdings’ rights as a holder of our Series A Preferred Stock, and the rights of any subsequent holder that is an affiliate of Wand Holdings are governed by the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, for so long as Wand Holdings owns, in the aggregate, at least 50% of our Series A Preferred Stock issued as of January 30, 2014 (or the underlying Common Stock), Wand Holdings will have the right to appoint one of the seven directors that currently comprise the Board of Directors. If the Board of Directors consists of eight or more directors, Wand Holdings has the right to appoint two directors.

Except for the issuance of Common Stock in respect of our Series A Preferred Stock, Wand Holdings and its affiliates shall not purchase or acquire any of our or our subsidiaries’ equity securities without our prior written consent, subject to certain exceptions.

In the event that any shareholder or group of shareholders other than Wand Holdings calls a shareholder meeting or seeks to nominate nominees to the Board of Directors, then Wand Holdings shall not be restricted from calling a shareholder meeting in order to nominate directors as an alternative to the nominees nominated by such shareholder or group, provided that Wand Holdings shall not nominate or propose a number of directors to the Board of Directors that is greater than the number of directors nominated or proposed by such shareholder or group.

The Investor Rights Agreement also provides Wand Holdings with registration rights, including three long form demand registration rights, unlimited short form demand registration rights and customary piggyback registration rights with respect to Common Stock (and Common Stock underlying the Series A Preferred Stock), subject to certain minimum thresholds, customary blackout periods and lockups of 180 days.

The Investor Rights Agreement also provides that to the extent that we undertake any capital markets issuances, we shall engage KCM to assist us in such issuances on customary commercial terms reasonably acceptable to us. In connection with financing relating to the Merger, we paid a $6.875 million fee to KCM for serving as placement agent for arranging our bridge facility. We filed a resale registration statement on Form S-3, as amended that was declared effective on November 25, 2015, which, among other things, registered for resale the Common Stock underlying the Series A Preferred Stock. In connection with the transactions contemplated by the merger agreement, WMIH, Wand Holdings and FIF HE Holdings LLC (“Fortress”) executed a Letter Agreement on February 12, 2018 (the “Fortress Letter Agreement”) pursuant to which Wand Holdings agreed to modify certain of its registration rights. See “—Fortress Letter Agreement”.

For as long as Wand Holdings beneficially owns any shares of Common Stock or Series A Preferred Stock, we have agreed to provide customary Rule 144A information rights, to provide Wand Holdings with regular audited and unaudited financial statements and to allow Wand Holdings or its representatives to inspect our books and records.

Fortress Letter Agreement

Concurrently with the execution of the Merger Agreement, we entered into a letter agreement with Wand Holdings, Wand Investors Corporation and Fortress, pursuant to which, among other things, we have agreed to waive and consent to certain acquisitions and dispositions of our Common Stock under our Certificate of Incorporation. In addition, neither Wand Holdings, Wand Investors Corporation nor any of their affiliates will, without the prior written consent of Fortress, exercise any registration rights under the Investor Rights Agreement and the Registration Rights Agreement, or under any other agreement until six months after the later of (i) the closing of the Merger and (ii) the date on which a shelf registration statement filed pursuant to the registration rights agreement between WMIH and Fortress (the “Fortress Registration Rights Agreement”) is declared effective. In addition, we have agreed not to, without the prior written consent of Fortress, directly or indirectly, dispose of, or file any registration statement in respect of, any WMIH stock, options, rights or warrants to acquire WMIH stock, or securities exchangeable or exercisable for or convertible into WMIH stock until three months after the later of (i) the closing of the merger and (ii) the date on which a shelf registration statement filed pursuant to the Fortress Registration Rights Agreement is declared effective.

DESCRIPTION OF CAPITAL STOCK

The descriptions set forth in this section are summaries of the material terms of our Certificate of Incorporation, our Bylaws and applicable provisions of law as of the date of this prospectus (which, as of such date, does not give effect to the Proposed Amendment). Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our Certificate of Incorporation and Bylaws, which are filed with the SEC and incorporated by reference herein. See “Incorporation of Certain Information by Reference.” You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.

Common Stock

Our authorized capital stock consists of 3,500,000,000 shares of Common Stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share. As of August 15, 2018, there were 1,089,679,818 shares of Common Stock outstanding and 1,000,000 shares of preferred stock outstanding.

Each share of Common Stock is entitled to one vote on all matters properly presented at a meeting of shareholders. Except as otherwise provided by law, the holders of Common Stock vote as one class. Except as otherwise required by law, holders of shares of Common Stock will not be entitled to vote on certain amendments to the Certificate of Incorporation that amend, modify or alter the terms of certain series of preferred stock, if the series excludes the right to vote on such amendments. Holders of Common Stock may not cumulate their votes in the election of directors, and are entitled to share equally in the Common Stock dividends that may be declared by our Board of Directors, but only subject to the rights of the holders of preferred stock. Holders of our Series A Preferred Stock are entitled to vote together with holders of the Common Stock on an as converted basis and also have certain special voting rights on matters related to the preferred shares.

The number of directors that constitute the entire Board of Directors shall not be more than eleven, and the Board of Directors currently consists of seven directors. Wand Holdings has the right to appoint one of our directors pursuant to the Investor Rights Agreement. If the Board of Directors consists of eight or more directors, Wand Holdings has the right to appoint two directors.

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of Common Stock share ratably in the assets remaining after payments to creditors and provision for the preference of our preferred stock. Shares of preferred stock are entitled to their liquidation preference upon such a liquidation.

There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

The affirmative vote of the holders of at least eighty percent (80%) of the voting power of the issued and outstanding shares of Common Stock and the issued and outstanding shares of preferred stock, if any, entitled to vote generally with the Common Stock on all matters on which the holders of Common Stock are entitled to vote, voting together as a class, is required to adopt any provision inconsistent with, or to amend or repeal any provision of, Articles X (Liability of Directors; Indemnification), XI (Amendment) or XII (Business Opportunities), of the Certificate of Incorporation.

Article VIII of the Certificate of Incorporation provides that, without the approval of our Board of Directors, (i) no person (or group of persons treated as a single entity under Treasury Regulation Section 1.382-3) will be permitted to acquire, whether directly or indirectly, and whether in one transaction or a series of related transactions, any of our stock or any other instrument treated as stock for purposes of Section 382, to the extent that after giving effect to such purported acquisition (a) the purported acquirer or any other person by reason of the purported acquirer’s acquisition would become a Substantial Holder (as defined below), or (b) the percentage stock ownership of a person that, prior to giving effect to the purported acquisition, is already a Substantial Holder would be increased; and (ii) no Substantial Holder may dispose, directly or indirectly, of any class of our stock or any other instrument treated as stock for purposes of Section 382. A “Substantial Holder” is a person that owns (as determined for purposes of Section 382) at least 4.75 percent of the total value of WMIH’s stock, including any instrument treated as stock for purposes of Section 382.

Our Common Stock is currently listed on The Nasdaq Capital Market under the trading symbol “WMIH.”

Series A Preferred Stock

The Series A Preferred Stock has rights substantially similar to those associated with the Common Stock, with the exception of a liquidation preference, conversion rights and customary anti-dilution protections. The Series A Preferred Stock has a liquidation preference equal to the greater of (i) $10.00 per 1 million shares of Series A Preferred Stock plus declared but unpaid dividends on any such shares and (ii) the amount that the holder of the Series A Preferred Stock would be entitled to if such holder participated with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to a liquidation, in the distribution of all our remaining assets and funds available for distribution to our shareholders. The Series A Preferred Stock is convertible into 10.065629 shares of Common Stock per share of Series A Preferred Stock either at the option of the holder or automatically upon the occurrence of certain events. Further, Wand Holdings, as the holder of the Series A Preferred Stock, has received other rights pursuant to the Investor Rights Agreement as described in “Selling Shareholders—Material Relationships with the Selling Shareholders—Investor Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations and, in the case of non-U.S. holders (as defined below), estate tax considerations, relevant to the ownership and disposition of our Common Stock. The following summary is based upon the provisions of the Internal Revenue Code, Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to the receipt of our Common Stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary also does not address tax consequences that may be applicable to investors subject to special treatment for U.S. federal income tax purposes, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other pass-through entities or holders of interests therein, dealers in securities, persons liable for the alternative minimum tax, U.S. expatriates and former long-term U.S. residents, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold our Common Stock as a position in a hedging transaction, “straddle”, “conversion transaction” or other risk reduction transaction. This summary is limited to taxpayers who will hold our Common Stock as “capital assets” (generally, property held for investment).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering the purchase of our Common Stock, you should consult your tax advisor.

Each potential investor should consult with its own tax advisor as to the U.S. federal, state, local, non-U.S. and any other tax consequences of the purchase, ownership and disposition of our Common Stock.

Consequences to U.S. Holders of Our Common Stock

The discussion in this section is addressed to a holder of our Common Stock who is a U.S. person for federal income tax purposes. You are a U.S. person if you are a beneficial owner of our Common Stock and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Dividends. Distributions with respect to our Common Stock will be taxable as dividends for U.S. federal income tax purposes when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of such distributions with respect to our Common Stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Common Stock, and thereafter as capital gain from the sale of such Common Stock.

Distributions on our Common Stock constituting dividends for U.S. federal income tax purposes that are paid to holders that are U.S. corporations will qualify for the dividends received deduction if certain holding period and other applicable requirements are met. However, any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. Dividends paid to a non-corporate U.S. holder will qualify for taxation at special rates if certain holding period and other applicable requirements are met.

Sale or Other Disposition. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our Common Stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares sold or exchanged is more than one year. The deductibility of capital losses is subject to limitations.

In the case of a redemption of our Common Stock for cash, a redeemed U.S. holder will generally recognize capital gain or loss if the redemption meets at least one of the following requirements: (i) the redemption is not essentially equivalent to a dividend as determined for U.S. federal income tax purposes, (ii) the redemption results in a “complete termination” of the holder’s interest in our stock (preferred and common), or (iii) the redemption is “substantially disproportionate” with respect to the holder of Common Stock as determined for U.S. federal income tax purposes. If the redemption satisfies any of these requirements, the redemption will be treated as a sale or exchange of the Common Stock and such holder will recognize capital gain or loss (as described in the preceding paragraph). If the redemption does not satisfy any of these requirements, the holder will be treated as having received a distribution on such stock (in an amount that generally will be equal to the amount of cash received in the redemption) with the general consequences described in “—Dividends” above. In such case, the holder’s tax basis in the Common Stock that is redeemed would be allocated to the holder’s remaining stock, if any, or possibly to stock owned by him constructively if the holder does not continue to own, directly, any of our stock.

Information Reporting and Backup Withholding on U.S. Holders. In general, information reporting will apply with respect to the payment of dividends on our Common Stock and the payment of proceeds on the sale of our Common Stock, unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS.

Medicare Tax. An additional 3.8% tax is imposed on the lesser of (i) the “net investment income” of certain U.S. citizens and resident aliens, and (ii) the excess of such person’s modified adjusted gross income over specified threshold amounts. Trusts and estates also may be subject to this additional tax. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as our Common Stock, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Consequences to Non-U.S. Holders of Our Common Stock

The discussion in this section is addressed to holders of our Common Stock that are non-U.S. persons. You are a non-U.S. person if you are a beneficial owner of our Common Stock (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) and you are not a U.S. person (as defined above).

Dividends. Generally, dividends (including any constructive distributions taxable as dividends as described below and any cash paid upon a redemption that is treated as a dividend) paid to a non-U.S. holder with respect to our Common Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty.

Cash and Certain Non-Cash Dividends. Generally, cash and certain non-cash dividends (including any constructive distributions taxable as dividends as described below and any cash paid upon a conversion or redemption that is treated as a dividend) paid to a non-U.S. holder with respect to our Common Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty.

Even if you are eligible for a lower treaty rate, we will generally be required to withhold at a 30% rate rather than the lower treaty rate on dividend payments to you, unless:

•

you have furnished to us or our paying agent, as the case may be, a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other documentary evidence establishing your entitlement to the lower treaty rate in accordance with the Treasury Regulations, and

•	in the case of actual or constructive dividends paid to certain foreign intermediaries, you satisfy the relevant certification requirements of applicable Treasury Regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of the rate by timely filing a refund claim with the IRS.

Because constructive dividends will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, we intend to set off any withholding tax that we are required to collect with respect to any such constructive dividend against cash payments and other distributions otherwise deliverable to you.

Dividends that are effectively connected with a trade or business carried on by a non-U.S. holder within the United States, and, to the extent an applicable treaty requires, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.

Sale or Other Disposition. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on income or gain recognized on the sale, exchange or redemption (including the deemed exchange that gives rise to a payment of cash in lieu of a fractional share) of our Common Stock (not including any amounts attributable to declared and unpaid dividends or a redemption that does not satisfy the requirements to be treated as a sale or exchange (as described above under “Consequences to U.S. Holders of Our Common Stock—Sale or Other Disposition”), which will be taxable to a non-U.S. holder as described above under “—Dividends”) unless:

•

the gain is effectively connected with a U.S. trade or business of the holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder in the United States);

•	in the case of a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•	we are, or have been within the five years preceding the holder’s disposition of the Common Stock, a “United States real property holding corporation” as defined in the Code.

We have not determined whether we are a “United States real property holding corporation,” and no assurance can be given that we are not or will not become one in the future. In general, gain on the sale or other disposition of stock of a “United States real property holding corporation” that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. If a non-U.S. holder is subject to U.S. federal income tax pursuant to these rules, any gains on the sale or other disposition of such stock will be taxed on a net income basis at the graduated rates applicable to U.S. persons, and such holder would be required to file a U.S. tax return with respect to such gains.

Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our Common Stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of our Common Stock.

U.S. Federal Estate Tax. Our Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding. Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply to the payment of dividends to a non-U.S. holder unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a “United States person” as defined in the Code) or otherwise establishes an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of our Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a “United States person” as defined in the Code), or otherwise establishes an exemption.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowable as a credit or refund against such holder’s U.S. federal income tax liability, provided that the non-U.S. holder timely provides the required information to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Additional Withholding Requirements. Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Common Stock and, for a disposition of our Common Stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our Common Stock.

You are urged to consult your own tax advisors regarding the tax considerations of the ownership, conversion and disposition of our Common Stock, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling shareholders to sell shares of our Common Stock directly to purchasers or through underwriters, broker-dealers or agents from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the shares offered by this prospectus. Except for underwriting discounts, selling commissions and/or similar charges incurred for the sale of any shares, which will be paid by the selling shareholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus. The aggregate proceeds to the selling shareholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling shareholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling shareholders may, from time to time, sell any or all of their shares of Common Stock on any stock exchange or over-the-counter market on which the shares may be listed or quoted or in private transactions. These sales may be at fixed, varying or privately negotiated prices. Subject to the limitations set forth in the Registration Rights Agreement, the selling shareholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in transactions other than on such exchanges or in the over-the-counter market;

•	privately negotiated transactions;

•	underwriters or broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, the selling shareholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling shareholders may:

•	enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling shareholders;

•	sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

•

write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

•

enter into option transactions or other types of transactions that require the selling shareholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

•	lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling shareholders and any underwriters, broker-dealers or agents that are involved in the sale of the shares of Common Stock or interests therein may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions or concessions received by any underwriters, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling shareholders.

To the extent required, the number of shares of our Common Stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Our Common Stock is currently listed on The Nasdaq Capital Market under the trading symbol “WMIH.”

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed each such selling shareholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that the selling shareholders will sell all or any of the Common Stock. Further, we cannot assure you that any selling shareholder will not transfer, devise or gift the Common Stock by other means not described in this prospectus. In addition, any Common Stock that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated balance sheets of WMIH and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2017, incorporated in this Registration Statement on Form S-3 by reference to WMIH’s Annual Report on Form 10-K for the year ended December 31, 2017, have been so incorporated in reliance upon the reports of BPM LLP, an independent registered public accounting firm, given the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Nationstar Mortgage Holdings Inc. as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, appearing in WMIH Corp.’s Current Report on Form 8-K dated June 15, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have filed with the SEC the registration statement on Form S-3 under the Securities Act, with respect to the shares of our Common Stock. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our Common Stock, you should refer to the registration statement.

The SEC allows us to “incorporate by reference” certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, excluding (except as noted below) any disclosures therein that are furnished and not filed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 2, 2018, as amended on April 30, 2018;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2018 (filed on May 10, 2018) and the quarterly period ended June 30, 2018 (filed on July 27, 2018);

•

Current Reports on Form 8-K dated August 16, 2018 (filed on August 16, 2018); dated August 15, 2018 (filed on August 16, 2018); dated August 7, 2018 (filed on August 7, 2018); dated July 31, 2018 (filed on August 1, 2018); dated July 27, 2018 (filed on July 27, 2018); dated July 16, 2018 (filed on July 16, 2018); dated July 13, 2018 (filed on July 13, 2018); dated June 29, 2018 (filed July 6, 2018); dated June 29, 2018 (filed June 29, 2018); June 29, 2018 (filed on June 29, 2018); June 26, 2018 (filed on June 26, 2018); dated June 15, 2018 (filed June 15, 2018); dated May 11, 2018 (filed May 11, 2018); dated March 9, 2018 (filed on March 9, 2018); dated March 1, 2018 (filed on March 1, 2018); dated February 12, 2018 (filed on February 14, 2018, as amended on April 2, 2018); dated February 12, 2018 (filed on February 13, 2018); dated January 31, 2018 (filed on February 1, 2018); dated January 18, 2018 (filed on January 18, 2018); dated January 5, 2018 (filed on January 5, 2018); and

•	The description of our Common Stock, which is contained in our registration statement on Form 8-A filed on September 23, 2015, as updated or amended in any amendment or report filed for such purpose.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules), after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in any such documents), at no cost. Any person requesting such information can contact us at the address and telephone number indicated below:

WMIH Corp.

8950 Cypress Waters Blvd

Coppell, TX 75019

Attention: Secretary

Telephone (469) 549-2000

Our incorporated reports and other documents may be accessed by contacting the SEC as described below in “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Room at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The filings are also available on our website at www.wmih-corp.com. Please note, however, that the information on, or accessible through, our website, other than the documents listed above under “Incorporation of Certain Information by Reference,” is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

WMIH Corp.

468,243,933 Shares of Common Stock

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by us in connection with the offering described in this registration statement. All amounts are estimates except the registration fee.

Expenses	Amount
Securities and Exchange Commission registration fee	$88,902
Trustees’ and transfer agents’ fees	$25,000
Printing expenses	$15,000
Legal fees and expenses	$125,000
Accounting fees and expenses	$20,000
Miscellaneous expenses	$5,000

Total	$278,902

Item 15.	Indemnification of Directors and Officers

The Delaware General Corporations Law (the “DGCL”) permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for certain breaches of the director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for declaration of unlawful dividends or illegal redemptions or stock repurchases; or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) of WMIH Corp. (“WMIH”) provides that a director will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Delaware’s laws provide that a corporation may advance expenses of defense in certain circumstances, and permit a corporation to purchase and maintain liability insurance for its directors and officers.

The DGCL provides that indemnification may not be made for any matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

The Bylaws of WMIH provide that WMIH shall indemnify each person whom it may indemnify to the extent permitted by the DGCL and that WMIH may purchase and maintain insurance on behalf of any person who is or was serving as a director, officer, employee or agent of WMIH, or of another entity at the request of

Part II-1

WMIH. The Certificate of Incorporation provides that WMIH shall indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

In addition, a proposed form of underwriting agreement may be filed as an exhibit in connection with an underwritten offering of the shares offered hereunder and may provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 16.	Exhibits

(A) Exhibits: See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

(B) Financial Statement Schedules.

All schedules are omitted because the required information is (i) not applicable, (ii) not present in amounts sufficient to require submission of the schedule or (iii) included in our financial statements and the accompanying notes thereto included in the prospectus to this registration statement.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Part II-2

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date of such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any document immediately prior to such effective date.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Part II-3

Exhibit Number		Incorporated by reference			Filed Herewith	Previously Filed
	Exhibit Description	Form	Exhibit	Filing Date

2.1	Agreement and Plan of Merger among Nationstar Mortgage Holdings Inc., WMIH Corp. and Wand Merger Corporation.	8-K	2.1	2/14/18

4.1	Amended and Restated Certificate of Incorporation of WMIH Corp., a Delaware corporation.	8-K12G3	3.1	5/13/15

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of WMIH Corp., a Delaware corporation.	8-K	3.1	12/11/17

4.3	Investor Rights Agreement, dated January 30, 2014, between WMIH Corp., KKR Fund Holdings L.P. and any subsequent stockholder party.	8-K	4.2	1/31/14

4.4	Registration Rights Agreement, dated January 5, 2015, by and among WMI Holdings Corp, Citigroup Global Markets Inc., and KKR Capital Markets LLC.	8-K	10.1	1/5/15

4.6	First Amendment, dated January 5, 2018, to that certain Registration Rights Agreement, dated January 5, 2015, among WMIH Corp., Citigroup Global Markets Inc., and KKR Capital Markets LLC.	8-K	10.1	1/5/18

4.7	Amendment to Letter Agreement, dated February 12, 2018, by and among WMIH Corp., KKR Fund Holdings L.P., KKR Wand Investors L.P.	10-K	10.27	3/2/18

4.9	Letter Agreement, dated as of February 12, 2018 between WMIH Corp. and FIF HE Holdings LLC.	8-K	10.2	2/14/18

5.1	Opinion Akin Gump Strauss Hauer & Feld LLP with respect to legality of the securities.				X

23.1	Consent of BPM LLP.				X

23.2	Consent of Ernst & Young.				X

23.3	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).				X

24	Power of Attorney (included on signature page of this registration statement on Form S-3).				X

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on this August 29, 2018.

WMIH CORP.

By:	/s/ Amar R. Patel
	Name:	Amar R. Patel
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Amar R. Patel, Anthony Villani and Elizabeth Giddens, and each of them, his or her lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granted unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or appropriate to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed on August 29, 2018 by the following persons in the capacities indicated.

Signature	Title

/s/ Jay Bray Jay Bray	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Amar R. Patel Amar R. Patel	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert H. Gidel Robert H. Gidel	Director

/s/ Roy A. Guthrie Roy A. Guthrie	Director

Signature	Title

/s/ Christopher J. Harrington Christopher J. Harrington	Director

/s/ Michael D. Malone Michael D. Malone	Director

/s/ Tagar C. Olson Tagar C. Olson	Director

/s/ Steven D. Scheiwe Steven D. Scheiwe	Director